                                                  Securities Act File No. 102748


    As filed with the Securities and Exchange Commission on February 27, 2003


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14


           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [ ]
                         Pre-Effective Amendment No. [ ]

                        Post-Effective Amendment No. [1]


                      AEGON/TRANSAMERICA SERIES FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
               (Address of Principal Executive Offices) (Zip Code)

                                 (800) 851-9777
                  (Registrant's Area Code and Telephone Number)

                              John K. Carter, Esq.
                              570 Carillon Parkway
                          St. Petersburg, Florida 33716

                                   {Fund Name}
                     (Name and Address of Agent for Service)


Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.


It is proposed that this filing will become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Commission, acting pursuant to
Section 8(a), shall determine.


No filing fee is required because an indefinite number of shares has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Pursuant to Rule 429 under the Securities Act of 1933, this registration statement relates to shares of beneficial interest previously registered on Form N-1A (File No. 2-59353).

                      AEGON/TRANSAMERICA SERIES FUND, INC.
                          T. ROWE PRICE DIVIDEND GROWTH

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                                 (800) 851-9777

                                                     (date), 2003
Dear Policyowner:

AEGON/Transamerica Series Fund, Inc. ("ATSF") consists of several investment portfolios ("funds"). Shares of the funds are not offered directly to the public but are sold only to insurance companies and their separate accounts as the underlying investment medium for owners (each a "Policyowner," collectively, "Policyowners") of variable annuity contracts and variable life policies (collectively, the "Policies"). As such, Western Reserve Life Assurance Co. of Ohio ("WRL"), AUSA Life Insurance Company ("AUSA"), Transamerica Occidental Life Insurance Company ("TOLIC"), Transamerica Life Insurance Company ("Transmerica"), Peoples Benefit Life Insurance Company ("Peoples") and Transamerica Life Insurance and Annuity Company ("Transamerica Life & Annuity") (collectively, the "Insurance Companies") are the only shareholders of the investment funds offered by ATSF. ATSF has agreed to solicit voting instructions from Policyowners invested in T. Rowe Price Dividend Growth (the "Acquired Fund") in conjunction with a reorganization of that fund into T. Rowe Price Equity Income (the "Acquiring Fund").

Transamerica, WRL, and AUSA are the only Insurance Companies that offer Acquired Fund in their respective products. You have received this Proxy/Prospectus Statement because you have a variable life insurance policy or a variable annuity contract (either of which is referred to as a "Policy") of one of these Insurance Companies and you are invested in Acquired Fund.

As such owner, you have the right to give voting instructions on certain shares of Acquired Fund that are attributable to your Policy, if your voting instructions are properly submitted and received prior to the special meeting of shareholders of Acquired Fund ("Special Meeting"), to be held at 11:00 a.m., local time, on April 16, 2003, at the offices of ATSF, 570 Carillon Parkway, St. Petersburg, Florida 33716.

Accordingly, you are being asked to provide voting instructions regarding the proposal to shareholders to approve or disapprove the Reorganization. The Prospectus/Proxy Statement should be read carefully and retained for future reference as it sets forth information about Acquiring Fund and Acquired Fund that you should know before providing instructions.

The Board of Directors of ATSF has approved a reorganization of Acquired Fund into Acquiring Fund. AEGON/Transamerica Fund Advisers, Inc. ("ATFA") serves as investment adviser to both funds. T. Rowe Price Associates, Inc. ("T. Rowe Price") serves as sub-adviser to Acquired Fund and Acquiring Fund. Acquired Fund has investment objectives and policies that are similar in many respects to those of Acquiring Fund. As a result of economies of scale, the Reorganization is expected to result in operating expenses that are lower for Policyowners.

The Board of Directors recommends that Acquired Fund's shareholders vote "FOR" the proposal.

We appreciate your participation and prompt response in this matter and thank you for your continued support.

                                                     Sincerely,

                                                     Brian C. Scott
                                                     President and Chief
                                                     Executive Officer

                  AEGON/TRANSAMERICA SERIES FUND, INC ("ATSF")
                          T. Rowe Price Dividend Growth

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                       (800) 851-9777570 Carillon Parkway

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    OF ATSF TO BE HELD ON 2003 APRIL 16, 2003

A special meeting of shareholders of ATSF T. Rowe Price Dividend Growth will be held on April 16, 2003 at 11:00 a.m., local time, at 570 Carillon Parkway, St. Petersburg, FL 33716 (the "Special Meeting"). The purpose of the Special Meeting are as follows:

1. To approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of T. Rowe Price Dividend Growth (the "Acquired Fund") by T. Rowe Price Equity Income (the "Acquiring Fund"), solely in exchange for shares of Acquiring Fund, followed by the complete liquidation of Acquired Fund; and

2. To transact such other business as may properly come before the Special Meeting of shareholders or any adjournments thereof.

Policyowners of record at the close of business on, January 22, 2003 are entitled to notice of, and to provide voting instructions at, the meeting. Please read the accompanying Proxy Statement/Prospectus carefully. Regardless of whether you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR SUBMIT YOUR INSTRUCTIONS BY TELEPHONE, FACSIMILE OR INTERNET so that a quorum will be present. If you are present at the Special Meeting, you may change your instructions, if so desired, at that time.

                                          By Order of the Board of Directors

                                          John K. Carter
                                          Vice President, Secretary, &
                                          General Counsel

February 28, 2003

                                TABLE OF CONTENTS

Introduction                                                                     1
Information About Acquiring Fund                                                 2
Performance of Acquiring Fund                                                    2
Fees and Expenses                                                                3
Summary                                                                          5
Comparison of Investment Objectives and Strategies                               5
Comparison of Fees and Expenses                                                  6
Management Fees                                                                  7
Administration Fees                                                              7
Distribution and Service Fees                                                    7
Expense Limitation Arrangements                                                  7
Purchase and Redemption Information                                              7
Federal Income Tax Consequences of the Reorganization                            7
Principal Risks of Investing in Acquiring Fund                                   7
Relative Performance                                                             7
Comparisons of Investment Techniques and Risks of the Funds                      8
The Proposed Reorganization                                                      8
Additional Information About the Reorganization                                  9
The Reorganization                                                               9
Reasons for the Reorganization                                                   10
Board Consideration                                                              10
Capitalization                                                                   10
Tax Considerations                                                               11
Expenses of the Reorganization                                                   11
Additional Information About Acquiring Fund                                      11
Investment Adviser                                                               11
Investment Personnel                                                             11
Additional Information About the Funds                                           12
Form of Organization                                                             12
Distributor                                                                      12
Dividends and Other Distributions                                                12
General Information About the Proxy Statement                                    12
Voting Instructions                                                              12
Solicitation of Voting Instructions                                              12
Other Matters to Come Before the Meeting                                         13
Reports to Policyowners                                                          13
More Information Regarding the Funds                                             15
Appendix A                                                                       21
Appendix B                                                                       31

                           PROXY STATEMENT/PROSPECTUS

                      AEGON/TRANSAMERICA SERIES FUND, INC.
                          T. ROWE PRICE DIVIDEND GROWTH

                              570 CARILLON PARKWAY
                            ST. PETERSBURG, FL 33716
                                 (800) 851-9777

                  SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                               2003 APRIL 16, 2003

                          T. ROWE PRICE DIVIDEND GROWTH
                       RELATING TO THE REORGANIZATION INTO
             T. ROWE PRICE EQUITY INCOME (COLLECTIVELY, THE "FUNDS")

INTRODUCTION

This Proxy Statement/Prospectus provides you with information about the proposed transaction. The transaction involves the transfer of all of the assets and liabilities of T. Rowe Price Dividend Growth (the "Acquired Fund") to T. Rowe Price Equity Income (the "Acquiring Fund"), solely in exchange for shares of Acquiring Fund (the "Reorganization"). Acquired Fund will then distribute to you units of Acquiring Fund. The result will be a liquidation of Acquired Fund. You will receive units of Acquiring Fund having an aggregate value equal to the aggregate cash value of the units of Acquired Fund held by you as of the close of business on the business day preceding the closing of the Reorganization. You are being asked to vote on an Agreement and Plan of Reorganization (the "Reorganization Plan") through which this transaction will be accomplished.

Because you, as a Policyowner invested in Acquired Fund are being asked to provide instructions to approve the Reorganization that will result in your holding units of Acquiring Fund, this Proxy Statement also serves as a Prospectus for Acquiring Fund. The Reorganization will allow you to participate in a Fund with similar investment objectives and strategies. Acquiring Fund seeks to provide substantial dividend income as well as long-term growth of capital. Acquired Fund seeks to provide an increasing level of dividend income, long-term capital appreciation, and reasonable current income through dividend paying stocks.

This Proxy Statement/Prospectus, which you should retain for future reference, contains important information about Acquiring Fund that you should know before investing. A Statement of Additional Information ("SAI") dated ________, 2003, containing additional information about the Reorganization has been filed with the U.S. Securities and Exchange Commission ("SEC"), and is incorporated herein by reference. For a more detailed discussion of the investment objectives, policies, restrictions and risks of each of the Funds, see the ATSF Prospectus and SAI dated May 1, 2002, which are incorporated herein by reference and may be obtained, without charge, by calling (800) 851-9777. Each of the Funds also provides periodic reports to its Policyowners, which highlight certain important information about the Funds, including investment results and financial information. The Annual and Semi-Annual Reports for the Funds dated December 31, 2001 and June 30, 2002, respectively, are incorporated herein by reference.

POLICYOWNERS RIGHT TO INSTRUCT SHAREHOLDERS


Shares of Acquired Fund and Acquiring Fund are not offered directly to the public but are sold only to insurance companies and their separate accounts as the underlying investment medium for owners (each a "Policyowner" or collectively "Policyowners") of variable annuity contracts and variable life insurance policies. As such, Western Reserve Life Assurance Co. of Ohio ("WRL"), Transamerica Occidental Life Insurance Company ("TOLIC"), Transamerica Life Insurance Company ("Transamerica"), Peoples Benefit Life Insurance Company ("Peoples"), AUSA Life Insurance Company ("AUSA") and Transamerica Life Insurance and Annuity Company ("Transamerica Life & Annuity"), (collectively, the "Insurance Companies") are the only shareholders of the investment options of ATSF. AUSA, WRL and Transamerica own all of the shares of Acquired Fund, with the amount of shares being owned by each entity being 5% or more. ATSF has agreed to solicit voting instructions from the Policyowners, upon which instructions it will vote the shares of Acquired Fund at the Special Meeting on April 16, 2003, and any adjournment(s) thereof. ATSF will mail a copy of this Proxy Statement/Prospectus to each Policyowner of record as of January 22, 2003. The number of shares in Acquired Fund for which a Policyowner may give instructions is determined to equal the number of units based on cash value for that Fund in the Policyowner's respective Policy. Fractional shares will be counted.

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________, 2003

Based upon this "cash value" attributable to Acquired Fund as of January 22, 2003, Policyowners are entitled to an aggregate of votes with respect to Acquired Fund as follows:

           UNITS ELIGIBLE TO PROVIDE INSTRUCTION: 544,416.49

As of January 22, 2003, the Officers and Directors of ATSF, as a group, beneficially owned less than 1% of the outstanding shares of Acquired Fund.


Proxy materials will be mailed to Policyowners on or about March 5, 2003.


You may also obtain proxy materials, reports and other information filed by either Fund from the SEC's Public Reference Section (1-202-942-8090) or from the SEC's internet website at www.sec.gov. Copies of materials may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

INFORMATION ABOUT ACQUIRING FUND

PERFORMANCE OF ACQUIRING FUND -- The bar chart and table below provide an indication of the risks of investing in Acquiring Fund. The chart shows changes in performance from year to year. The performance calculations do not reflect charges or deductions under the Policies. Those fees and expenses would lower investment performance. The table shows how Acquiring Fund's average annual returns for the periods indicated compare to those of a broad based measure of market performance. Past performance is not an indication of how Acquiring Fund will perform in the future.


      Total Return - One year total return as of 12/31/02 (12.81)%(%)(1)



[Add bar chart to include: 30.50% for 1995; 19.88% for 1996; 28.27% for 1997;
8.81% for 1998; 3.47% for 1999; 12.31% for 2000; 2.17% for 2001; (12.81)% for
2002]


During the period shown in the chart, Acquiring Fund's best quarterly performance was 13.35% for the quarter ended June 30, 1999, and the worst quarterly performance was (17.23)% for the quarter ended September 30, 2002.

The table below shows the average annual total returns of Acquiring Fund if you average actual performance over various lengths of time, compared to the Standard & Poor's 500 Composite Stock Index ("S&P 500"). An index has an inherent performance advantage over Acquiring Fund since it has no cash in its portfolio, imposes no sales charges and incurs no operating expenses. An investor cannot invest directly in an index. Additional information about Acquiring Fund is included in the section "More Information Regarding the Funds."


            AVERAGE ANNUAL TOTAL RETURNS (for the periods ended December 31, 2002)
---------------------------------------------------------------------------------------------------
                                                                                   Since inception
                                                   1 Year           5 Years       (January 3, 1995)
                                                  --------          -------       -----------------
Acquiring Fund                                    (12.81)%            2.41%            10.74%
S&P 500                                           (22.09)%           (0.58)%           10.29%



INFORMATION ABOUT ACQUIRED FUND

PERFORMANCE OF ACQUIRED FUND -- The bar chart and table below provide an indication of the risks of investing in Acquired Fund. The chart shows changes in performance from year to year. The performance calculations do not reflect charges or deductions under the Policies. Those fees and expenses would lower investment performance. The table shows how Acquired Fund's average annual returns for the periods indicated compare to those of a broad based measure of market performance. Past performance is not an indication of how Acquired Fund will perform in the future.


      Total Return - One year total return as of 12/31/02(%)(1)


[Add bar chart to include: 9.87% for 2000; (4.17)% for 2001 and (18.82)% for 2002]



During the period shown in the chart, Acquired Fund's best quarterly performance was 9.76% for the quarter ended 12/31/2001, and the worst quarterly performance was (16.73)% for the quarter ended 9/30/2002.


The table below shows the average annual total returns of Acquired Fund if you average actual performance over various lengths of time, compared to the Standard & Poor's 500 Composite Stock Index ("S&P 500"). An index has an inherent performance advantage over Acquiring Fund since it has no cash in its portfolio, imposes no sales charges and incurs no operating expenses. An investor cannot invest directly in an index. Additional information about Acquiring Fund is included in the section "More Information Regarding the Funds."


            AVERAGE ANNUAL TOTAL RETURNS (for the periods ended December 31, 2002)
---------------------------------------------------------------------------------------------------

                                                   1 Year           5 Years        Since inception
                                                  --------          -------       -----------------
Acquired Fund                                     (18.82)%            N/A                    (6.18)%
S&P 500                                           (22.09)%            N/A                    (9.51)%




FEES AND EXPENSES

Fees and Expenses are assessed at the product level.

ANNUAL FUND OPERATING EXPENSES (EXPENSES PAID FROM FUND ASSETS) (PERCENTAGE OF AVERAGE DAILY NET ASSETS):

The expenses of each Fund and estimated pro forma expenses giving effect to the proposed Reorganization are shown in the table below. Expenses for the Funds are based on the operating expenses incurred for the 12 month period ended June 30, 2002. Pro forma fees and expenses show estimated fees and expenses of Acquiring Fund after giving effect to the proposed Reorganization. Pro forma numbers are estimated in good faith and are hypothetical.

ANNUAL FUND OPERATING EXPENSES (as a percentage of each Fund's average daily net assets)

                                                         Total Annual
                                                        Fund Operating      Expense       Net Operating
                      Management Fees   Other Expenses     Expenses       Reduction(1)       Expenses
                      ---------------   --------------     --------       ------------       --------
Acquiring Fund             0.80%             0.09%           0.89%               0            0.89%
Acquired Fund              0.90%             0.20%           1.10%            0.10%           1.00%
Pro Forma -
Acquiring Fund
including Acquired
Fund                       0.80%             0.09%           0.89%            0.01%           0.88%


(1) Contractual arrangement with ATFA through 4/30/04 for expenses (other than distribution/service (12b-1) fees) that exceed 88% for Acquired Fund, as of 1/1/2003. If 12b-1 fees were included, the total operating expenses would be greater.

EXAMPLE. This example is intended to help you compare the cost of investing in each Fund and in the combined Funds on a pro forma basis. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and Fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower. This example does not include fees that are assessed at the product level, or the 12b-1 fees should the 12b-1 Plan be implemented.


                                                   1 YEAR           3 YEARS           5 YEARS          10 YEARS
                                                   ------           -------           -------          --------
Acquiring Fund                                       91               284               493             1,096
Acquired Fund                                       102               318               552             1,219
Pro Forma - Acquiring Fund including
Acquired Fund                                        90               281               488             1,084


For more information about Acquiring Fund's performance, including a discussion of factors that materially impact its performance, please see Appendix B.

SUMMARY

You should read this entire Proxy Statement/Prospectus carefully. For additional information, you should consult ATSF Prospectus, which is incorporated by reference, and the Reorganization Plan, which is attached hereto as Appendix A.

COMPARISON OF INVESTMENT OBJECTIVES AND STRATEGIES

                                                      ACQUIRED FUND                                 ACQUIRING FUND
                                     ---------------------------------------------    ----------------------------------------------
INVESTMENT OBJECTIVE                 Seeks to provide substantial dividend income      Seeks to provide an increasing level of
                                       as well as long-term growth of capital by         dividend income, long-term capital
                                      primarily investing in the dividend-paying      appreciation, and reasonable current income
                                        common stocks of established companies         through investments primarily in dividend
                                                                                                      paying stocks

                                                      ACQUIRED FUND                                 ACQUIRING FUND
                                     ---------------------------------------------    ----------------------------------------------
INVESTMENT STRATEGIES                -   Acquired Fund seeks to achieve its           -   Acquiring Fund seeks to achieve its
                                         objective by investing principally in            objective by investing primarily at
                                         dividend paying common stocks with               least 80% of its net assets in common
                                         favorable prospects for increasing               stocks, with 65% in the common stocks
                                         dividends and long-term appreciation.            of well-established companies paying
                                         Acquired Fund's sub-adviser, T. Rowe             above-average dividends
                                         Price, typically invests at least 65%
                                         of total assets in common stocks of
                                         dividend paying companies that it
                                         expects to increase their dividends
                                         over time and also provide long-term
                                         appreciation.

                                     -   T. Rowe Price believes that a track          -   T. Rowe Price employs a "value"
                                         record of dividend increases is an               approach in selecting investments.
                                         excellent indicator of financial health          Their in-house research team seeks
                                         and growth prospects, and over the               companies that appear to be undervalued
                                         long-term, income can contribute                 by various measures and may be
                                         significantly to total return.                   temporarily out of appreciation and
                                         Dividends can also help reduce a fund's          dividend growth.
                                         volatility during periods of market
                                         turbulence and help offset losses when
                                         stock prices are falling.

                                     -   T. Rowe Price looks for stocks with              -   T. Rowe Price generally favors
                                         sustainable, above-average growth in                 companies with the following:
                                         earnings and dividends, and attempts
                                         to buy them when they are temporarily
                                         out of favor or undervalued by                   -   An established operating history
                                         the market. Holdings tend to be large
                                         to medium sized companies. In selecting          -   Above-average dividend yield
                                         investments, T. Rowe Price favors                    relative              to the S&P 500
                                         companies with one or more of the
                                         following:                                       -   Low price-to-earnings ratio relative
                                                                                              to the S&P 500
                                         -   Either a track record of or the
                                             potential for, above-average earnings        -   A sound balance sheet and other
                                             and dividend growth                              positive financial characteristics

                                         -   A competitive current dividend yield.        -   Low stock price relative to a
                                                                                              company's underlying value as measured
                                         -   A sound balance sheet and solid                  by assets, cash flow or business
                                             cash flow to support future dividend             franchises
                                             increases.

                                         -   A sustainable competitive advantage
                                             and leading market position.

                                         -   Attractive valuations such as low
                                             price/earnings, price/cash flow, or      -   T. Rowe Price purchases some
                                             price/dividend ratios yield.                 securities that do not meet its normal
                                                                                          investment criteria when it perceives
                                                                                          an unusual opportunity for gain.

                                     -   Acquired Fund invests primarily in
                                         U.S. common stocks, but may also invest      -   Most of Acquiring Fund's assets
                                         up to 25% of its assets in foreign               will be invested in U.S. common
                                         securities, convertible securities,              stocks.  However, the Fund may also
                                         warrants, preferred stocks and debt              invest up to 25% of total assets in
                                         securities.                                      foreign securities, and other
                                                                                          securities, including debt securities
                                                                                          and futures and options.

                                                     ACQUIRED FUND                                  ACQUIRING FUND
                                                  --------------------                              ---------------
INVESTMENT ADVISER                                        ATFA                                           ATFA
SUB-ADVISER                                           T. Rowe Price                                  T. Rowe Price
PORTFOLIO MANAGER                                 Thomas J. Huber, CFA                              Brian C. Rogers


As you can see from the chart above, the investment objectives are substantially the same and the strategies of the Funds are very similar. Both Acquired Fund and Acquiring Fund invest primarily in dividend-paying common stocks. Prior to May 1, 1999, Acquired Fund was Endeavor Series Trust ("Endeavor"). On May 1, 2002, Endeavor was merged into ATSF, following approval by the Endeavor Policyowners. Therefore, ATSF now has two Funds that are almost identical.

Following the Reorganization, and in the ordinary course of business as a mutual fund, certain holdings of Acquired Fund that were transferred to Acquiring Fund in connection with the Reorganization may be sold. Such sales may result in increased transactional costs for Acquiring Fund.

COMPARISON OF FEES AND EXPENSES

The following describes and compares the fees and expenses that you may pay if you hold units of the Funds. The Reorganization is anticipated to reduce the total operating expenses for Policyowners of Acquired Fund and will not affect Acquiring Fund's management fees (as a percentage of the Fund's average daily net assets).

For further information on the fees and expenses of Acquiring Fund, see "More Information Regarding the Funds."

MANAGEMENT FEES - Each Fund pays a management fee:

     FUND                                                          FEE
-----------------------------        --------------------------------------------------------------
Acquired Fund                        0.90% of average daily net assets up to $100 million and 0.80%
                                     over $100 million.  Expense Cap of 1.00

Acquiring Fund                       0.80% of average daily net assets.  Expense Cap of 0.88%, as of
                                     1/1/2003

ADMINISTRATION FEES - The Funds pay an administrative services fee to AEGON/Transamerica Fund Services, Inc. on a cost-incurred basis.

DISTRIBUTION AND SERVICES FEES - Although ATSF has adopted a plan pursuant to Rule 12b-1 under the 1940 Act, ATSF has not paid any distribution fees on behalf of the Funds under the Plan, and does not intend to do so before April 30, 2003.

EXPENSE LIMITATION ARRANGEMENTS - Expense limitation arrangements are in place for both of the Funds. Under the terms of the expense limitation arrangements, ATFA has agreed to limit the expenses of the Funds, excluding distribution fees, interest, taxes, brokerage and extraordinary expenses. The current expense limitation arrangement for each Fund will remain in effect through at least April 30, 2003. There can be no assurance that the expense limitation arrangements will continue or remain at the same level after that date. This information and similar information is shown above in the table entitled "Annual Fund Operating Expenses."

The Funds have entered into an Expense Limitation Agreement with ATSF wherein ATSF, on behalf of the applicable Fund, will at a later date, reimburse ATFA for operation expenses previously paid on behalf of such Fund during the previous 36 months, but only if, after such reimbursement, the Fund's expense ratio does not exceed the expense cap.

It is expected that combining the Funds will lower expenses currently borne by Policyowners in Acquired Fund.

PURCHASE AND REDEMPTION INFORMATION -- The purchase and redemption provisions for the Funds are the same. For additional information on purchase and redemption provisions see "Comparison of Fees and Expenses" and "More Information Regarding the Funds."

FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION -- The Funds expect that the Reorganization will be considered a tax-free reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). As such you will not recognize gain or loss as a result of the Reorganization. See "Information About The Reorganization - Tax Considerations."

PRINCIPAL RISKS OF INVESTING IN ACQUIRING FUND -- The Funds share the same investment risks. As principal investment risks, each Fund is subject to the risks of investing in common stocks. For more information regarding the risks of the Funds, see "Comparison of Investment Techniques and Risks of the Funds".

RELATIVE PERFORMANCE -- The following table shows the average annual total return for each Fund and the listed index. Average annual total return is shown for each calendar year since 2000 in the case of Acquired Fund and since 1995 in the case of Acquiring Fund. The indexes have an inherent performance advantage over the Funds, since an index has no cash in its portfolio, and incurs no operating expenses. An investor cannot invest in an index. Total return is calculated assuming reinvestment of all dividends and capital gain distributions at net asset value and excluding the deduction of any sales charges. The information below does not reflect fees and expenses associated with an investment in the Policies offered by the Insurance Companies. Units in the Fund are available only through the purchase of such products.



 CALENDAR YEAR/ PERIOD                          S&P 500 COMPOSITE
         ENDED              ACQUIRED FUND             INDEX           ACQUIRING FUND
----------------------      -------------       -----------------     --------------
       12/31/95                  N/A                 37.58%               30.50%
       12/31/96                  N/A                 22.96%               19.88%
       12/31/97                  N/A                 33.36%               28.27%
       12/31/98                  N/A                 28.58%                8.81%
       12/31/99                  N/A                 21.04%                3.47%
       12/31/00                 9.87%                (9.10)%              12.31%
       12/31/01                (4.17)%              (11.89)%               2.17%
       12/31/02               (18.82)%              (22.09)%             (12.81)%


COMPARISON OF INVESTMENT TECHNIQUES AND RISKS OF THE FUNDS -- The following is a summary of the principal types of securities in which the Funds may invest and strategies the Funds may employ in pursuit of their respective investment objectives. As with any security, an investment in a Fund involves certain risks, including loss of principal. The Funds are subject to varying degrees of financial, market and credit risk. An investment in the Funds is not a deposit of a bank and is not insured by the Federal Deposit Insurance Corporation or any other government agency. The following discussion addresses the primary risks of investing in the Funds. However, the fact that a particular risk is not identified as a main risk for the Fund does not mean that the Fund is prohibited from investing its assets in securities that give rise to that risk. It simply means that the risk is not a main risk of the Funds. For further information regarding risks of investing in the Funds, see the SAI.

STOCKS. While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the short term. These price movements may result from factors affecting individual companies, certain industries or the security market as a whole. Because the stocks that a fund holds fluctuate in price, the value of your investment in a fund will go up and down.

FOREIGN INVESTMENT RISK. Foreign securities involve additional risks relating to political, economic, or regulatory conditions in foreign countries. These risks include fluctuations in foreign currencies; withholding or other taxes; trading, settlement, custodial, or other operational risks; and the less stringent investor protection and disclosure standards of some foreign investments. All of the factors can make foreign investments, especially those in emerging markets, more volatile and potentially less liquid than U.S. investments. In addition, foreign markets can perform differently from the U.S. market.

STYLE RISK. Securities with different characteristics tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. The fund may underperform other funds that employ a different style. A fund also may employ a combination of styles that impact its risk characteristics. Examples of different styles include growth and value investing, as well as those focusing on large, medium or small company securities. The Funds' emphasis on stocks of established companies paying high dividends and potential investments in fixed-income securities may limit the potential for appreciation in a broad market advance. Such securities may be hurt when interest rates rise sharply. Also, a company may reduce or eliminate its dividend.

THE PROPOSED REORGANIZATION -- On December 3, 2002, the ATSF Board of Directors approved the Reorganization with respect to each of the Funds. Subject to approval of Acquired Fund shareholders, the Reorganization provides for:

- the transfer of all of the assets of Acquired Fund to Acquiring Fund, in exchange for shares of Acquiring Fund;

-     the assumption by Acquiring Fund of all of the liabilities of Acquired
      Fund;

- the distribution of units of Acquiring Fund to the Policyowners of Acquired Fund; and

-     the complete liquidation of Acquired Fund.

The Reorganization is expected to be effective upon the opening of business on April 30, 2003, or on a later date as the parties may agree (the "Closing"). As a result of the Reorganization, each Policyowner of Acquired Fund would receive units of Acquiring Fund equal in value to his or her holding in Acquired Fund. Each shareholder would hold, immediately after the Closing, units of Acquiring Fund having an aggregate value equal to the aggregate value of the units of Acquired Fund held by that Policyowner as of the close of business on the business day preceding the Closing.

The Reorganization is intended to eliminate duplication of costs and other inefficiencies arising from having two substantially similar mutual funds within the same group of Funds, as well as to assist in achieving economies of scale. Policyowners with units in Acquired Fund are expected to benefit from the elimination of this duplication and from the larger asset base that will result from the Reorganization.

Approval of the Reorganization with respect to Acquired Fund requires the affirmative vote of a majority of the outstanding shares of the Fund. In the event that the Policyowners of Acquired Fund do not approve the Reorganization, the Fund would continue to operate as a separate entity, and the Fund's Board of Directors would determine what further action, if any, to take.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF ATSF UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION. THE BOARD RECOMMENDS THAT YOU PROVIDE INSTRUCTIONS TO VOTE "FOR" THE PROPOSED REORGANIZATION.

In considering whether to approve the Reorganization, you should note that:

- Acquired Fund has investment objectives and policies that are substantially similar in many respects to the investment objectives and policies of Acquiring Fund. Both Acquired Fund and Acquiring Fund seek to provide dividend income and growth of capital.

- The Funds have the same investment adviser, ATFA, located at 570 Carillon Parkway, St. Petersburg, FL 33716. Both Acquired Fund and Acquiring Fund are managed by the same sub-adviser, T. Rowe Price.

- The proposed Reorganization is expected to result in a reduction in total operating expenses for current Policyowners of Acquired Fund.

INFORMATION ABOUT THE REORGANIZATION

THE REORGANIZATION -- The Reorganization provides for the transfer of all of the assets and liabilities of Acquired Fund to Acquiring Fund solely in exchange for shares of Acquiring Fund. Acquired Fund will distribute the units of Acquiring Fund received in the exchange to its shareholders, and then Acquired Fund will be liquidated. Units will then be distributed proportionately to Policyowners.

After the Reorganization, each Policyowner of Acquired Fund will own shares in Acquiring Fund having an aggregate value equal to the aggregate value of units of Acquired Fund held by that Policyowner as of the close of business on the business day preceding the Closing.

The obligations of the Funds under the Reorganization are subject to various conditions, including approval of the shareholders of Acquired Fund. The Reorganization also requires that the Funds take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Reorganization. The Reorganization may be terminated by mutual agreement of the parties or on certain other grounds. For a complete description of the terms and conditions of the Reorganization, see the Reorganization Plan at Appendix A, which modifies the foregoing summary of the Reorganization in its entirety.

REASONS FOR THE REORGANIZATION -- The Funds have similar investment objectives, strategies and risks. Because Acquired Fund may invest in similar types of securities as Acquiring Fund, the Funds are largely duplicative. In addition, the Reorganization would create a larger Acquiring Fund, which should benefit Policyowners of the Funds by spreading costs across a larger, combined asset base, and which would allow Policyowners invested in Acquired Fund to continue to participate in a professionally managed portfolio. Also, a larger Acquiring Fund offers the potential benefit of a more diversified portfolio of securities and may improve trading efficiency. Based upon these considerations, among others, the Board of Directors of ATSF determined that the Funds should be reorganized.

The proposed Reorganization was presented to the Board of Directors of ATSF for consideration and approval at a meeting held December 3, 2002. For the reasons discussed below, the Directors, including all of the Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of ATSF, determined that the interests of the Policyowners of the respective Funds would not be diluted as a result of the proposed Reorganization, and that the proposed Reorganization was in the best interests of each of the Funds and its Policyowners.

BOARD CONSIDERATION -- The Board of Directors of ATSF, in recommending the proposed transaction, considered a number of factors, including the following:

1. expense ratios and information regarding fees and expenses of Acquired Fund and Acquiring Fund;

2. estimates that show that combining the Funds should result in lower expense ratios because of economies of scale;

3. elimination of duplication of costs and inefficiencies of having two similar funds;

4. the Reorganization would not dilute the interests of the Funds' current Policyowners;

5. the relative investment performance and risks of Acquiring Fund as compared to Acquired Fund;

6. the similarity of Acquiring Fund's investment objectives, policies and restrictions to those of Acquired Fund and the fact that the Funds are duplicative within the overall group of funds;

7. the tax-free nature of the Reorganization to Acquired Fund and its Policyowners.

THE BOARD OF DIRECTORS OF ATSF RECOMMENDS THAT POLICYOWNERS OF ACQUIRED FUND PROVIDE INSTRUCTIONS TO APPROVE THE REORGANIZATION.

CAPITALIZATION -- The following table shows on an unaudited basis the capitalization of each Fund and on a pro forma basis as of June 30, 2002, giving effect to the Reorganization:

                                                         NET ASSET       SHARES
                                        NET ASSETS         VALUE       OUTSTANDING
                                      (IN THOUSANDS)     PER SHARE    (IN THOUSANDS)
                                      --------------     ---------    --------------
Acquiring Fund                           $335,133         $17.46          19,199
Acquired Fund                            $ 59,394         $ 8.80           6,751
Pro Forma - Acquiring Fund including
Acquired Fund                            $394,527         $17.46          22,602

TAX CONSIDERATIONS -- The Reorganization is intended to qualify for Federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, pursuant to this treatment, neither the Acquired Fund, nor the Acquiring Fund is expected to recognize any gain or loss for federal income tax purposes from the transactions contemplated by the Reorganization. As a condition to the closing of the Reorganization, the Funds will receive an opinion from the law firm of Dechert to the effect that the Reorganization will qualify as a tax-free reorganization for Federal income tax purposes. That opinion will be based in part upon certain assumptions and upon certain representations made by the Funds.

Immediately prior to the Reorganization, the Acquired Fund will pay a dividend or dividends which, together with all previous dividends, will have the effect of distributing to the shareholders all of the Acquired Fund's investment company taxable income for taxable years ending on or prior to the Reorganization (computed without regard to any deduction for dividends paid) and all of its net capital gains, if any, realized in taxable years ending on or prior to the Reorganization (after reduction for any available capital loss carry-forward). Such dividends will be included in the taxable income of the Acquired Fund's shareholders.

EXPENSES OF THE REORGANIZATION -- ATFA will pay all of the expenses relating to the Reorganization, including, but not limited to the proxy solicitation and necessary filing with the SEC.

ADDITIONAL INFORMATION ABOUT THE FUNDS

INVESTMENT ADVISER -- ATFA, each Fund's investment adviser, is a Florida corporation. On December 31, 2001, the aggregate assets of all of the mutual funds under the investment management of ATFA were approximately $13 billion. ATFA has overall responsibility for the management of the Funds. ATSF has entered into an Investment Advisory Agreement ("Advisory Agreement") on behalf of Acquiring Fund with ATFA wherein ATFA supervises Acquiring Fund's investments and conducts its investment program. The Advisory Agreement provides that ATFA will perform the following services or cause them to be performed by others to:
(i) furnish investment advice and recommendations; (ii) supervise the purchase and sale of securities as directed by appropriate Fund officers; and (iii) be responsible for the administration of the Fund. The Advisory Agreement is not assignable and may be terminated without penalty upon 60 days written notice at the option of either ATSF or ATFA, or a vote of shareholders of Acquiring Fund. Advisory fees are fees are computed and accrued daily and paid monthly.

SUB-ADVISER - T. Rowe Price is Acquiring Fund's sub-adviser. On September 30, 2002, the aggregate assets of all of the mutual funds under the investment management of T. Rowe Price were approximately $___ billion. T. Rowe Price has overall responsibility for the management of the Fund. ATFA and T.Rowe Price have entered into an agreement that requires T. Rowe Price to: provide investment sub-advisory, statistical and research services to Acquiring Fund; supervise and arrange for the purchase and sale of securities on behalf of the Fund; and provide for the maintenance and compilation of records pertaining to the investment sub-advisory function. The agreement with T.Rowe Price can be terminated by the ATSF Board of Directors upon 60 days' written notice of either party. Sub-Advisory fees are computed and accrued daily and paid monthly.

INVESTMENT PERSONNEL -- An investment team manages Acquiring Fund for T.Rowe Price. The following individual is responsible for the day-to-day management of Acquiring Fund:

      - BRIAN C. ROGERS - a Managing Director of T. Rowe Price, manages the Fund day-to-day and has been Chairman of the Fund's Investment Advisory Committee since 1995. He joined T. Rowe Price in 1982 and has been managing investments since 1983.

FORM OF ORGANIZATION -- Each of the Funds is a series of ATSF, an open-end management company organized as a Maryland Corporation. ATSF is governed by a Board of Directors, which consists of nine members. For more information on the history of ATSF, please see the SAI.

DISTRIBUTOR - AFSG Securities Corporation ("AFSG"), located at 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499, is principal distributor for both Funds. AFSG is an affiliate of ATSF and ATFA. AFSG underwrites and distributes the Fund shares.

DIVIDENDS AND OTHER DISTRIBUTIONS -- Each Fund pays dividends from net investment income, and distributes net capital gains, if any, at least annually. Dividends and distributions of each Fund are automatically reinvested in additional units of the respective Fund. There are no fees or sales charges on reinvestments.

GENERAL INFORMATION ABOUT THE PROXY STATEMENT


VOTING INSTRUCTIONS - Interest in the Policies for which no timely instructions are received will be voted in proportion to the instructions that are received from other Policyowners. The Insurance Companies will also vote any shares in separate accounts that they own and that are not attributable to Policies in the same proportion as determined by Policyowners. Abstentions will be applied on a pro rata basis to reduce the votes eligible to be cast.


If your voting instructions are properly submitted and returned in time to be voted at the Special Meeting, the units represented by the voting instruction form will be voted in accordance with the instructions provided. Unless instructions to the contrary are provided, your voting instruction form will be voted FOR the matters listed in the accompanying Notice of Special Meeting of Shareholders. Any Policyowner that has submitted his or her voting instructions has the right to revoke it at any time prior to its exercise, either by attending the Special Meeting and submitting a new voting instruction form, or by submitting a letter of revocation or a later-dated voting instruction form to ATSF at the above address prior to the date of the Special Meeting.

For your convenience, you may submit your instructions by mail, by telephone, via the Internet or by facsimile. If you provide your instructions by mail, please indicate your instructions on the enclosed voting instruction form, date and sign the card, and mail it in the enclosed envelope, which requires no postage if mailed in the United States, allowing sufficient time to be received by April 16, 2003 at 11:00 a.m. To submit your instructions via the Internet, by telephone or by facsimile, please follow the instructions printed at the top of your voting instructions form.

If you submit your instructions via the Internet, by telephone or via facsimile, please DO NOT mail your voting instruction form. Please provide your instructions only one time, unless you later decide to change your instructions.


SOLICITATION OF VOTING INSTRUCTIONS -- Voting instructions are being solicited at the request of the Board of Directors of ATSF. Solicitation of voting instructions is being made primarily by the mailing of this Notice and Proxy Statement/Prospectus with its enclosures on or about March 5, 2003. The Funds have retained ALAMO Direct ("ALAMO"), a professional proxy solicitation firm, to assist with any necessary solicitation of voting instructions. The estimated costs for the proxy services of ALAMO are estimated to be approximately $5,316, plus applicable postage.


If a Policyowner wishes to participate in the Special Meeting, but does not wish to give instructions by telephone, the Policyowner may still submit the voting instruction form originally sent with the Proxy Statement/Prospectus, attend in person, vote via the Internet or by facsimile. Should a Policyowner require additional information regarding the voting instruction form or require replacement of the voting instruction form, they may contact Customer Service at the number listed in the Policy they have purchased.

A Policyowner may revoke the accompanying voting instruction form at any time prior to its use by filing with ATSF a written revocation or executed voting instruction form bearing a later date. In addition, any Policyowner that attends the Special Meeting of Acquired Fund, in person may provide instructions at the Special Meeting, thereby canceling any instructions previously given. However, attendance at the Special Meeting, by itself, will not revoke previous instructions.

To become effective, the proposed Reorganization must be approved by a "vote of the majority of the outstanding voting securities" of Acquired Fund, as defined in the 1940 Act. The "vote of a majority of the outstanding voting securities" means the lesser of the vote of (i) 67% or more of the shares of Acquired Fund entitled to vote there at the Special Meeting if the holders of more than 50% of such outstanding shares are present in person or represented by proxy; or (ii) more than 50% of such outstanding shares of Acquired Fund entitled to vote thereon.

Acquired Fund must have a quorum to conduct its business at the Special Meeting. The holders of a majority of outstanding shares present in person or by proxy shall constitute a quorum. In the absence of a quorum, a majority of outstanding shares entitled to vote, present in person or by proxy, may adjourn the meeting from time to time until a quorum is present.

OTHER MATTERS TO COME BEFORE THE MEETING -- The Board of Directors does not know of any matters to be presented at the Meeting other than those described in this Proxy Statement/Prospectus. If other business should properly come before the Meeting, the persons named in the accompanying voting instruction form will vote thereon in accordance with their best judgment.

REPORTS TO POLICYOWNERS -- ATSF will furnish upon request, without charge, a copy of the most recent Annual Report regarding the Funds. Requests for such reports should be directed to ATSF, 570 Carillon Parkway, St. Petersburg, Florida 33716 or at (800) 851-9777.

PROMPT EXECUTION AND RETURN OF THE ENCLOSED VOTING INSTRUCTION FORM IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.


                                            AEGON/Transamerica Series Fund, Inc.
                                            John K. Carter
______________, 2003                        Vice President, Secretary and
                                            General Counsel

                      MORE INFORMATION REGARDING THE FUNDS

PURCHASE AND REDEMPTION OF SHARES. The Insurance Companies purchase shares of the Funds for variable annuity and variable life insurance separate accounts. Each buys and sells shares of the Funds at the net asset value per share (NAV) next determined after it submits the order to buy or sell. A Fund's NAV is generally calculated as of the close of trading on every day the New York Stock Exchange is open.

Shares of the Funds may be purchased only indirectly through the purchase of a Policy issued by the respective Insurance Company. The prospectuses for such Policies describes any sales charges applicable to your Policy.

DETERMINATION OF NET ASSET VALUE. The NAV per share of each Fund is computed as of the close of regular trading hours on the New York Stock Exchange (normally 3 p.m. Central time) on days when the Exchange is open. The Exchange is open Monday through Friday, except on observation of the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Each Fund's NAV is generally based upon the market value of securities held in the Fund's portfolio. If market prices are not available, the fair value of securities is determined using procedures approved by the Board of Directors of ATSF.

BROKERAGE ENHANCEMENT PLAN. The Funds have adopted, in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, a Brokerage Enhancement Plan (the "Plan"). The Plan uses available brokerage commissions to promote the sale and distribution of Fund shares (through the sale of variable insurance products funded by the Funds).

Under the Plan, a Fund may direct ATFA or a sub-advisor to use certain broker-dealers for securities transaction, subject to the obligation to obtain best execution of such transactions. These are broker-dealers that have agreed either (1) to pay a portion of their commission from the sale and purchase of securities to the Fund's Distributor or other introducing brokers ("Brokerage Payments"), or (2) to provide brokerage credits, benefits or services ("Brokerage Credits"). The Distributor will use all Brokerage Payments and Brokerage Credits (other than a minimal amount to defray its legal and administrative costs) to finance activities that are meant to result in the sale of the Fund's shares, including:

- holding or participating in seminars and sales meetings promoting the sale of the Fund's shares

- paying marketing fees requested by broker-dealers who sell the Fund's shares

-        training sales personnel

-        creating and mailing advertising and sales literature

- financing any other activity that is intended to result in the sale of the Fund's shares.

The Plan permits the Brokerage Payments and Brokerage Credits generated by securities transactions from one Fund to inure to the benefit of other series of ATSF as well. The Plan is not expected to increase the brokerage costs of the Fund.

OTHER EXPENSES. In addition to the management fee and other fees described previously, each Fund pays other expenses, such as legal, audit, transfer agency and custodian fees, proxy solicitation costs, and the compensation of Directors who are not affiliated with ATFA. Most Fund expenses are allocated proportionately among all of the outstanding shares of the Fund.

MANAGEMENT OF THE FUNDS

INVESTMENT MANAGER -- ATFA, each Fund's investment adviser, is a Florida corporation. On December 31, 2001, the aggregate assets of all of the mutual funds under the investment management of ATFA were approximately $13 billion. ATFA has overall responsibility for the management of the Funds. ATSF and ATFA have entered into an agreement on behalf of Acquiring Fund wherein ATFA has agreed to provide investment advisory, statistical and research services to the Fund, supervise and arrange for the purchase and sales of securities on behalf of the Fund, and provide for the maintenance and compilation of records pertaining to the sub-advisory function. The agreement can be terminated by the ATSF Board upon 60 days written notice. Investment management fees are computed and accrued daily and paid monthly. For the year ended December 31, 2001, Acquiring Fund paid investment management fees of $2,127,309 to Endeavor Management.

ATFA has overall responsibility for the management of the Funds. However, subject to the supervision of the ATSF Board, ATFA may hire sub-advisers to assist with the management of the Funds.

PARENT COMPANY INFORMATION -- ATFA is a direct, wholly-owned subsidiary of WRL. WRL is an insurance and financial services company, incorporated in the state of Ohio, and is a wholly owned indirect subsidiary of First AUSA Life Insurance Company ("First AUSA"), which is wholly-owned by Transamerica Holding Company. Transamerica Holding Company is wholly-owned by AEGON USA, Inc. ("AEGON USA"), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is a wholly-owned, indirect subsidiary of AEGON N.V., a Netherlands corporation which is a publicly traded international insurance group.

DISTRIBUTOR - AFSG Securities Corporation ("AFSG"), located at 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499, serves as the ATSF distributor. AFSG is an affiliate of ATSF and ATFA.

ADMINISTRATIVE AGENT -- AEGON/Transamerica Fund Services, Inc. ("ATFS") acts as the administrative agent for ATSF and, as such, performs administrative functions and the bookkeeping, accounting and pricing functions for the Funds. For these services, ATFS receives reimbursement from ATSF on behalf of the Funds on a cost-incurred basis.

PORTFOLIO TRANSACTIONS -- Each Fund's respective sub-adviser will place orders to execute securities transactions that are designed to implement such Fund's investment objectives and policies. The sub-adviser uses its reasonable efforts to place all purchase and sale transactions with brokers and dealers ("brokers") that provide "best execution" of these orders. In placing purchase and sale transactions, the sub-adviser may consider brokerage and research services provided by a broker to each sub-adviser or its affiliates, and the Fund may pay a commission for effecting a securities transaction that is in excess of the amount another broker would have charged if the sub-adviser determines in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided by the broker viewed in terms of either that particular transaction or the overall responsibilities of the sub-adviser, with respect to all accounts as to which it exercises investment discretion. Each sub-adviser may use all, none, or some of such information and services in providing investment advisory services to each of the mutual funds under its management, including each Fund. In addition, the sub-adviser also may consider a broker's sale of Fund shares, if the sub-adviser is satisfied that the Fund would receive best execution of the transaction from that broker.

Securities held by the Funds may also be held by other investment advisory clients of a sub-adviser, including other investment companies. When selecting securities for purchase or sale for a Fund, each sub-adviser may at the same time be purchasing or selling the same securities for one or more of such other accounts. Subject to each sub-adviser's obligation to seek best execution, such purchases or sales may be executed simultaneously or "bunched." It is the policy of each sub-adviser not to favor one account over the other. Any purchase or sale orders executed simultaneously are allocated at the average price and as nearly as practicable on a pro rata basis (transaction costs will also generally be shared on a pro rata basis) in proportion to the amounts desired to be purchased or sold by each account. In those instances where it is not practical to allocate purchase or sale orders on a pro rata basis, then the allocation will be made on a rotating or other equitable basis. While it is conceivable that in certain instances this procedure could adversely affect the price or number of shares involved in a Fund's transaction, it is believed that the procedure generally contributes to better overall execution of the Funds' portfolio transactions.

TAXES

FEDERAL TAXES -- You may purchase shares of the Funds only indirectly through the purchase of a variable annuity or variable life insurance contract issued by the respective Insurance Companies. The prospectuses for such variable annuity or variable life insurance contracts describe the federal tax consequences of your purchase or sale of the contract. Please see your tax adviser for further information.

                     FINANCIAL HIGHLIGHTS FOR ACQUIRING FUND
                 FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD

The financial highlights table is intended to help you understand Acquiring Fund's financial performance for its shares for each period shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund assuming reinvestment of all dividends and distributions. The information for the fiscal years ended 12/31 has been audited by Ernst & Young LLP, whose report, along with the financial statements, are included in the Endeavor Series Trust's Annual Report, which is available upon request. The information for the period ended 6/30/02 is unaudited and is included in the ATSF Semi-Annual Report, which is also available upon request.

                                    Investment Operations                                   Distributions
                  --------------------------------------------------------     -------------------------------------------
                   Net Asset
                     Value,                      Net Realized                   From Net      From Net
     YEAR OR      Beginning of  Net Investment  and Unrealized    Total        Investment     Realized          Total
 PERIOD ENDED       Period      Income (Loss)    Gain (Loss)    Operations       Income     Capital Gains    Distributions
 ------------       ------      -------------    -----------    ----------       ------     -------------    -------------
  06/30/2002         18.09           0.34           (0.97)        (0.63)          0.00            0.00           0.00
  12/31/2001         19.52           0.24            0.24          0.48          (0.35)          (1.56)         (1.91)
  12/31/2000         19.50           0.39            1.78          2.17          (0.39)          (1.76)         (2.15)
  12/31/1999         20.04           0.38            0.42          0.80          (0.40)          (0.94)         (1.34)
  12/31/1998         19.34           0.35            1.33          1.68          (0.28)          (0.70)         (0.98)
  12/31/1997         15.49           0.25            4.06          4.31          (0.19)          (0.27)         (0.46)

                                                                                 Ratios/Supplemental Data
                                                                  ------------------------------------------------------
                                                                     Ratio of Expenses to
                                                                    Average Net Assets (2)
                                                                  --------------------------
                                                                                              Net Investment
                  Net Asset                       Net Assets,                                  Income (Loss)    Portfolio
   YEAR OR      Value, End of       Total        End of Period     Total                      to Average Net    Turnover
 PERIOD ENDED      Period         Return (1)        (000's)       Expense   Net Expenses (3)    Assets (2)      Rate (1)
 ------------      ------         ----------        -------       -------   ----------------    ----------      --------
  06/30/2002         17.46          (3.48%)         335,133        0.89%         0.88%            1.34%          9.74%
  12/31/2001         18.09           2.17%          289,420        0.90%         0.90%            1.48%         19.00%
  12/31/2000         19.52          12.31%          257,343        0.90%         0.90%            1.98%         38.00%
  12/31/1999         19.50           3.47%          264,718        0.88%         0.87%            1.89%         35.00%
  12/31/1998         20.04           8.81%          262,328        0.85%         0.85%            2.18%         20.00%
  12/31/1997         19.34          28.27%          197,228        0.94%         0.94%            2.47%         23.00%

Notes to Financial Highlights

(1) Total Return and Portfolio Turnover rates are not annualized for periods of less than one year. Ratio of Total Expenses, Ratio of Net Expenses and Ratio of Net Investment Income (Loss) to Average Net

(2)      Assets are annualized for periods of less than one year.

(3) Ratio of net expenses to average net assets is net of the advisory fee waiver.

                                   APPENDIX A

                  FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan") is adopted as of this 3rd day of December 2002, by AEGON/Transamerica Series Fund, Inc. (the "Company") with its principal place of business at 570 Carillon Parkway, St. Petersburg, Florida 33716, on behalf of T. Rowe Price Equity Income (the "Acquiring Fund"), a separate series of the Company and T. Rowe Price Dividend Growth (the "Acquired Fund"), another separate series of the Company.

This Plan is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the "Code"). The reorganization (the "Reorganization") will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for voting shares ($1.00 par value per share) of the Acquiring Fund (the "Acquiring Fund Shares"), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Plan.

WHEREAS, the Company is an open-ended registered investment company of the management type and the Acquired Fund owns securities, which generally are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Directors of the Company have determined that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and its shareholders and that the interests of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction; and

WHEREAS, the Directors of the Company also have determined, with respect to the Acquired Fund, that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquired Fund and its shareholders and that the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

NOW, THEREFORE, the Company, on behalf of the Acquiring Fund and the Acquired Fund separately, hereby approves the Plan on the following terms and conditions:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES, THE ASSUMPTION OF ALL ACQUIRED FUND LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

         1.1 Subject to the requisite approvals of the shareholders of the Acquired Fund and Acquiring Fund and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Company will transfer all of the Acquired Fund's assets, as set forth in paragraph 1.2, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefor: (i) to deliver to the Acquired Fund the number of full and fractional Acquiring Fund Shares determined by dividing the value of the Acquired Fund's net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Acquiring Fund Share, computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume all liabilities of the Acquired Fund. Such transactions shall take place at the closing provided for in paragraph 3.1 (the "Closing").

         1.2 The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the closing date provided for in paragraph 3.1 (the "Closing Date").

         1.3 The Acquired Fund will endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund shall also assume all of the liabilities of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date. On or as soon as practicable prior to the Closing Date, the Acquired Fund will declare and pay to its shareholders of record one or more dividends and/or other distributions that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last taxable year to the end of the business day on the Closing; and

                  (ii) any undistributed investment company taxable income and net capital gain from any period to the extent not otherwise distributed.

         1.4 Immediately after the transfer of assets provided for in paragraph 1.1, the Acquired Fund will distribute to the Acquired Fund's shareholders of record, determined as of immediately after the close of business on the Closing Date (the "Acquired Fund Shareholders"), on a pro rata basis, the Acquiring Fund Shares received by the Acquired Fund pursuant to paragraph 1.1, and will completely liquidate. Such distribution and liquidation will be accomplished, with respect to the Acquired Fund's shares, by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the Acquired Fund shares owned by such shareholders on the Closing Date. All issued and outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund, although share certificates representing interests in shares of the Acquired Fund will represent a number of the Acquiring Fund Shares after the Closing Date, as determined in accordance with Section 2.3. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

         1.5 Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund's transfer agent. Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund's then-current prospectus and statement of additional information.

         1.6 Any reporting responsibility of the Acquired Fund including, but not limited to, the responsibility for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the "Commission"), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

2.       VALUATION

         2.1 The value of the Acquired Fund's assets to be acquired by the Acquiring Fund hereunder shall be the value of such assets computed as of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being hereinafter called the "Valuation Date"), using the valuation procedures set forth in the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and the then-current prospectus or statement of additional information with respect to the Acquiring Fund, and valuation procedures established by the Company's Board of Directors.

         2.2 The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Valuation Date, using the valuation procedures set forth in the Company's Articles of Incorporation and the then-current prospectus or statement of additional information with respect to the Acquiring Fund, and valuation procedures established by the Company's Board of Directors.

         2.3 The number of the Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund's assets shall be determined by dividing the value of the net assets of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1, by the net asset value of an Acquiring Fund Share, determined in accordance with paragraph 2.2.

         2.4 All computations of value shall be made by the Acquiring Fund's designated record keeping agent.

3.       CLOSING AND CLOSING DATE

         3.1 The Closing Date shall be April 30, 2003, or such other date as the parties may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time. The Closing shall be held at the offices of the Company or at such other time and/or place as the Board of Directors or officers of the Company may designate.

         3.2 The Company shall direct Investors Bank & Trust Company, as custodian for the Acquired Fund (the "Custodian"), to deliver, at the Closing, a certificate of an authorized officer stating that (i) the Acquired Fund's portfolio securities, cash, and any other assets ("Assets") shall have been delivered in proper form to the Acquiring Fund within two business days prior to or on the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Acquired Fund's portfolio securities represented by a certificate or other written instrument shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Acquired Fund shall direct the Custodian to deliver portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the "1940 Act") as of the Closing Date by book entry in accordance with the customary practices of such depositories and the custodian for Acquiring Fund.

         3.3 AEGON/Transamerica Fund Services, Inc. ("ATFS"), as administrator for the Acquired Fund (the "Administrator"), shall deliver, on behalf of the Acquired Fund, at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.

         3.4 In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund shall be closed to trading or trading thereupon shall be restricted, or
                  (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Board of Directors of the Company, accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

4.       REPRESENTATIONS AND WARRANTIES

         4.1 The Company, on behalf of the Acquired Fund, represents and warrants to the Acquiring Fund as follows:

                  (a) The Acquired Fund is duly organized as a series of the Company, which is a corporation duly organized and validly existing under the laws of the state of Maryland, with power under the Company's Articles of Incorporation to own all of its properties and assets and to carry on its business as it is now being conducted;

                  (b) The Company is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of its shares under the Securities Act of 1933, as amended ("1933 Act"), are in full force and effect;

                  (c) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act") and the 1940 Act, and such as may be required by state securities laws;

                  (d) The current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used during the three years previous to the date of this Plan conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

                  (e) On the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Fund's assets to be transferred to the Acquiring Fund pursuant to paragraph 1.2 and full right, power, and authority to sell, assign, transfer and deliver such assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to the Acquiring Fund;

                  (f) The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Plan will not result, in (i) a material violation of the Company's Articles of Incorporation or Bylaws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound;

                  (g) The Acquired Fund has no material contracts or other commitments (other than this Plan) that will be terminated with liability to it prior to the Closing Date;

                  (h) Except as otherwise disclosed in writing to and accepted by the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Acquired Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Acquired Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

                  (i) The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund at December 31, 2001 have been audited by PricewaterhouseCoopers, independent accountants. Such statements are in accordance with generally accepted accounting principles ("GAAP") consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected in the balance sheet or in the notes thereto;

                  (j) Since December 31, 2001, there has not been any material adverse change in the Acquired Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this subparagraph (j), a decline in net asset value per share of the Acquired Fund due to declines in market values of securities in the Acquired Fund's portfolio, the discharge of Acquired Fund liabilities, or the redemption of Acquired Fund shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

                  (k) On the Closing Date, all Federal and other tax returns and reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquired Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

                  (l) For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been eligible to and has computed its Federal income tax under Section 852 of the Code, and will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date, and before the Closing Date will have declared dividends sufficient to distribute all of its investment company taxable income and net capital gain for the period ending on the Closing Date;

                  (m) All issued and outstanding shares of the Acquired Fund are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Company and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws. All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor is there outstanding any security convertible into any of the Acquired Fund shares;

                  (n) The adoption and performance of this Plan will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Directors of the Company, and, subject to the approval of the shareholders of the Acquired Fund, this Plan will constitute a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

                  (o) The information to be furnished by the Acquired Fund for use in registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the National Association of Securities Dealers, Inc.), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations thereunder applicable thereto.

         4.2 The Company, on behalf of the Acquiring Fund, represents and warrants to the Acquired Fund as follows:

                  (a) The Acquiring Fund is duly organized as a series of the Company, which is a corporation duly organized and validly existing under the laws of the state of Maryland, with power under the Company's Articles of Incorporation to own all of its properties and assets and to carry on its business as it is now being conducted;

                  (b) The Company is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of its shares under the 1933 Act, including the shares of the Acquiring Fund, are in full force and effect;

                  (c) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required by state securities laws;

                  (d) The current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used during the three years previous to the date of this Plan conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

                  (e) On the Closing Date, the Acquiring Fund will have good and marketable title to the Acquiring Fund's assets, free of any liens of other encumbrances, except those liens or encumbrances as to which the Acquired Fund has received notice and necessary documentation at or prior to the Closing;

                  (f) The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Plan will not result, in (i) a material violation of the Company's Articles of Incorporation or By-laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

                  (g) Except as otherwise disclosed in writing to and accepted by the Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

                  (h) The Statement of Assets and Liabilities, including the Schedule of Investments, at December 31, 2001 of Acquiring Fund, and Statements of Operations and of Changes in Net Assets and the Financial Highlights for the periods then ended, have been audited by Ernst & Young LLP, independent certified public accountants. Such statements are in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to Acquired
                           Fund) present fairly, in all material respects, the financial condition of Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of Acquiring Fund required to be reflected on the balance sheet or in the notes thereto;

                  (i) Since December 31, 2001, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquired Fund. For purposes of this subparagraph (i), a decline in net asset value per share of the Acquiring Fund due to declines in market values of securities in the Acquiring Fund's portfolio, the discharge of Acquiring Fund liabilities, or the redemption of Acquiring Fund Shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change;

                  (j) On the Closing Date, all federal and other tax returns and reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquiring Fund's knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns;

                  (k) For each taxable year of its operation, the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been eligible to and has computed its Federal income tax under Section 852 of the Code, has distributed all of its investment company taxable income and net capital gain (as defined in the Code) for periods ending prior to the Closing Date, and will do so for the taxable year including the Closing Date;

                  (l) All issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Company and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

                  (m) The adoption and performance of this Plan will have been fully authorized prior to the Closing Date by all necessary action, if any, on the part of the Directors of the Company on behalf of the Acquiring Fund and this Plan will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

                  (n) The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Plan, will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable by the Company;

                  (o) The information to be furnished by the Acquiring Fund for use in the registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations applicable thereto; and

                  (p) That insofar as it relates to Company or the Acquiring Fund, the Registration Statement relating to the Acquiring Fund Shares issuable hereunder, and the proxy materials of the Acquired Fund to be included in the Registration Statement, and any amendment or supplement to the foregoing, will, from the effective date of the Registration Statement through the date of the meeting of shareholders of the Acquired Fund contemplated therein (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading provided, however, that the representations and warranties in this subparagraph (p) shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder.

5.     COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

         5.1 The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

         5.2 To the extent required by applicable law, the Company will call a meeting of the shareholders of the Acquired Fund to consider and act upon this Plan and to take all other action necessary to obtain approval of the transactions contemplated herein.

         5.3 The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Plan.

         5.4 The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund shares.

         5.5 Subject to the provisions of this Plan, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan.

         5.6 As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its shareholders consisting of the Acquiring Fund Shares received at the Closing.

         5.7 The Acquiring Fund and the Acquired Fund shall each use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Plan as promptly as practicable.

         5.8 The Acquired Fund covenants that it will, from time to time, as and when reasonably requested by the Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm the Acquiring Fund's title to and possession of all the assets and otherwise to carry out the intent and purpose of this Plan.

         5.9 The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

         The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at the Acquired Fund's election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

         6.1 All representations and warranties of the Acquiring Fund and the Company contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

         6.2 The Company and the Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Plan to be performed or complied with by the Company and the Acquiring Fund on or before the Closing Date; and

         6.3 The Acquired Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

         The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at the Acquiring Fund's election, to the performance by the Acquired Fund of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

         7.1 All representations and warranties of the Company and the Acquired Fund contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

         7.2 The Company and the Acquired Fund shall have performed all of the covenants and complied with all of the provisions required by this Plan to be performed or complied with by the Company or the Acquired Fund on or before the Closing Date;

         7.3 The Acquired Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1;

         7.4 The Acquired Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last taxable year to 4:00 p.m. Eastern Time on the Closing; and (ii) any undistributed investment company taxable income and net realized capital gains from any period to the extent not otherwise already distributed.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

         If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Plan shall, at its option, not be required to consummate the transactions contemplated by this Plan:

         8.1 The Plan and the transactions contemplated herein shall have been approved by the requisite vote, if any, of the holders of the outstanding shares of the Acquired Fund in accordance with the provisions of the Company's Articles of Incorporation, By-Laws, applicable Maryland law and the 1940 Act, and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this paragraph 8.1;

         8.2 On the Closing Date, no action, suit or other proceeding shall be pending or, to its knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Plan or the transactions contemplated herein;

         8.3 All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions;

         8.4 The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

         8.5 Dechert shall deliver an opinion addressed to the Company substantially to the effect that, based upon certain facts, assumptions, and representations, the transaction contemplated by this Plan shall constitute a tax-free reorganization for federal income tax purposes, unless, based on the circumstances existing at the time of the Closing, Dechert determines that the transaction contemplated by this Plan does not qualify as such. The delivery of such opinion is conditioned upon receipt by Dechert of representations it shall request of the Company. Notwithstanding anything herein to the contrary, the Company may not waive the condition set forth in this paragraph 8.5.

9.       BROKERAGE FEES AND EXPENSES

         9.1 The Acquiring Fund represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

         9.2 The expenses relating to the proposed Reorganization will be paid by AEGON/Transamerica Fund Advisers, Inc. as of the close of business on the record date for determining the shareholders of the Acquired Fund entitled to vote on the Reorganization. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, preparation of the Registration Statement, printing and distributing the Acquiring Fund's prospectus and the Acquired Fund's proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the shareholders' meeting. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by the other party of such expenses would result in the disqualification of such party as a "regulated investment company" within the meaning of Section 851 of the Code.

10.      ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

         The representations, warranties and covenants contained in this Plan or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing shall survive the Closing.

11.      TERMINATION

         This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Directors, at any time prior to the Closing Date, if circumstances should develop that, in the opinion of the Board, make proceeding with the Plan inadvisable.

12.      AMENDMENTS

         This Plan may be amended, modified or supplemented in such manner as may be set forth in writing by the authorized officers of the Company; provided, however, that following any meeting of the shareholders called by the Acquired Fund pursuant to paragraph 5.2 of this Plan, no such amendment may have the effect of changing the provisions for determining the number of the Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Plan to the detriment of such shareholders without their further approval.

13.      HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

         13.1 The Article and paragraph headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

         13.2 This Plan shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its principles of conflicts of laws.

         13.3 This Plan shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Plan.

         13.4 It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents, or employees of the Company personally, but shall bind only property of such party. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of each party.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Plan to be approved on behalf of the Acquiring Fund and the Acquired Fund.

                                   AEGON/Transamerica Series Fund, Inc.

                                   By:     /s/ Brian C. Scott
                                   Name:   Brian C. Scott
                                   Title:  President and Chief Executive Officer

                                   APPENDIX B

T. ROWE PRICE EQUITY INCOME
....seeks substantial dividend income with long-term growth.

MARKET ENVIRONMENT

Equity income stocks continued to outperform growth stocks in the second quarter. Ongoing weakness in technology and telecommunications restrained most growth sectors, while safer regions of the market, such as industrials and materials, were relatively stronger. Unfortunately, a series of accounting scandals involving high profile companies weighed on the entire market, resulting in losses for the major stock indexes.

Manufacturing turned in its strongest performance since February 2000, according to the Institute for Supply Management ("ISM"). ISM also reported that the services industry (the largest part of the economy) expanded in June, although at a slower pace than expected.

The unemployment rate rose a notch in June to 5.9% from 5.8% as the economy added fewer jobs than expected. The labor market continues to struggle its way out of last year's recession, which led to more than a million job cuts in 2001. Behind the headlines, however, was news that income continues to improve. An increase of 0.4% in average hourly earnings, reflecting longer weekly hours, boosted weekly wages to the highest level since the first quarter of 2001. On another positive note, the Labor Department said new claims for unemployment benefits fell to the lowest level since the recession began.

PERFORMANCE

The portfolio outperformed the broad market as measured by the Standard and Poor's 500 Composite Stock Index ("S&P 500"). Relative to the S&P 500, portfolio results were driven by both stock selection and sector allocation. As all sectors were down for the quarter, the portfolio benefited most from overweighting some of the better performing sectors and underweighting some of the hardest-hit areas of the market. For the six months ended June 30, 2002, T. Rowe Price Equity Income returned (3.48)%, compared with its benchmark, the S&P 500 which returned (13.15)% for the same period.

STRATEGY REVIEW

Good stock selection and our overweighting of industrials and business services added to the portfolio's relative performance. Among the top positive contributors were defense stocks Lockheed Martin Corporation ("Lockheed") and Rockwell Collins, Inc. The portfolio enjoyed relative strength from consumer discretionary stock

Fortune Brands, Inc. The company continues to execute well in a tough economic environment. Media companies struggled, and the portfolio benefited from a low allocation in this area, although overweight positions in The Reader's Digest Association, Inc., Dow Jones & Company, Inc., and AOL Time Warner Inc. ("AOL") were detrimental. Telecommunication services stocks continued to struggle, with this sector being the largest detractor to relative performance.

We initiated a position in AOL whose stock price dwindled from a high of about $85 at the beginning of 2000 to about $15 at the end of June 2002. We believe balance sheet concerns have been overstated and risks inherent in the company are already reflected in the stock price. We also found that negative market sentiment created buying opportunities in General Electric Company. We trimmed consumer products company The Procter & Gamble Company when the stock appreciated to a level that appeared extended, and defense company Lockheed, which ran up after September 11th.

OUTLOOK

The recent spate of revelations regarding improper corporate financial reporting and inappropriate or illegal behavior by a few corporate executives has taken a toll on investor confidence. Coming on top of a long and steep decline in stock prices, it has created a crisis atmosphere, similar to that associated with prior market bottoms. We do not know if we are yet near the end of the market decline, but we would caution investors not to be overly emotional in responding to this environment. In our view, many stocks now reflect reasonable valuations. Corporate earnings are recovering, and most corporate management teams act responsibly. This is not the time to be stampeded out of an appropriate investment plan.

BRIAN C. ROGERS
T. Rowe Price Equity Income
Portfolio Manager
Prior to May 1, 2002, the portfolio was part of the Endeavor Series Trust.

The views expressed in this commentary on T. Rowe Price Equity Income reflect those of the portfolio manager through the period ended June 30, 2002. They do not necessarily represent the views of AEGON/Transamerica Fund Advisers, Inc. ("AEGON/Transamerica Advisers"). Any such views are subject to change at any time based upon market or other conditions and AEGON/Transamerica Advisers disclaims any responsibility to update such views. These views may not be relied upon as investment advice and, because trading decisions are based upon numerous factors, may not be relied upon as an indication of trading intent.

T. ROWE PRICE EQUITY INCOME

We do not know if we are yet near the end of the market decline, but we would caution investors not to be overly emotional in responding to this environment.

Comparison of change in value of $ 10,000 investment in AEGON/Transamerica Series Fund, Inc. T. Rowe Price Equity Income and the Standard and Poor's 500 Composite Stock Index.

PORTFOLIO AVERAGE ANNUAL TOTAL RETURN
AS OF JUNE 30, 2002
1 Year 5 Years 10 Years From Inception
(4.22)% 6.92% N/A 13.03%   * Inception

(1) Source: Standard & Poor's Micropal(R)(C) Micropal, Inc. 2002 - 1-800-596-5323 - http://www.micropal.com.

The portfolio's investment return and net asset value per share will fluctuate. Past performance does not guarantee future results. Investor's units, when redeemed, may be worth more or less than their original cost.

This performance information must be accompanied by the quarterly performance reports as of the most recent calendar quarter for the appropriate variable annuity products showing average annual total returns of the respective products, net of fees and charges, including mortality and expense risk charge.

FIVE LARGEST HOLDINGS (% OF NET ASSETS)         FIVE LARGEST INDUSTRIES (% OF NET ASSETS)
Exxon Mobil Corporation 2.64%                   Petroleum Refining 10.01%
ChevronTexaco Corporation 2.50%                 Commercial Banks 7.72%
Merck & Co., Inc. 1.99%                           Telecommunications 7.06%
BP PLC - ADR 1.86%                              Pharmaceuticals 6.28%
Honeywell International Inc. 1.85%              Chemicals & Allied Products 5.24%

EQUITY MATRIX

VALUE: An investment style that focuses on stocks, which a Portfolio Manager thinks are currently depressed in price and will eventually have their worth recognized by the market. When and if the share price recovers, the manager attempts to gain a profit.

LARGE CAPITALIZATION: Largest 5% of the top 5,000 U.S. stocks in terms of market value.

This material must be preceded or accompanied by the Fund's current prospectus.

The historical financial information for periods prior to May 1, 2002 has been derived from the financial history of the predecessor portfolio, T. Rowe Price Equity Income Portfolio of Endeavor Series Trust.

T. ROWE PRICE EQUITY INCOME PORTFOLIO

This information does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Stocks limped across the finish line in 2001. The major market indices inched higher in December, continuing the rally that began two weeks after the terrorist attacks on September 211, although the rally ran out of steam at year-end. From their September toughs, the S&P 500 climbed 19% through the end of the year, the Dow Jones Industrial Average rose 22%, and the Nasdaq Composite surged 37%. The picture was different for the year overall. The S&P 500 and Nasdaq Composite concluded their worst two-year performances in nearly three decades, while the Dow suffered its first back losses since 1977-8. The Portfolio, however, outpaced the indices and managed a slight gain for the year.

MARKET ENVIRONMENT

Alan Greenspan and his confederates at the Federal Reserve (the "Fed") dominated the economic headlines throughout the year. The Fed lowered key short-term interest rates 11 times in one of the most aggressive rate-cutting campaigns in its history as it tried to lift the economy out of recession. While the tragic events of September unnerved global economies and financial markets, many economists believe that sizable doses of monetary and fiscal stimulus should help ensure strong economic activity in 2002.

Indeed, signs emerged at the end of the year that the worst of the economic downturn may be behind us - at least in the U.S. The Conference Board's index of consumer sentiment surged in December, its first rise in six months and the largest in three years. Rising confidence in the economy suggests that consumers believe the worst of the recession could be over.

Supporting this view are the data for manufacturing activity in December, showing a transition from recession to recovery. New orders were up 6.1 percentage points to 54.9%, employment rose 4.8 percentage points to 40.5%, and production advanced 3.5 percentage points to 50.6%, together, the three indicators account for 75% of the index. While manufacturing remains in recession, the latest figures are consistent with 2% real GDP growth.

PERFORMANCE

The Portfolio posted a slight single-digit gain for the year, well ahead of the pace for similarly managed funds. At the end of the year, financial stocks composed the largest segment in the Portfolio at 20% of net assets, followed by industrials at 17%, consumer discretionary stocks at 13%, and energy at 11%. ChevronTexaco, ExxonMobil, Honeywell International, Textron, and McGraw-Hill.

OUTLOOK

Looking ahead to 2002, we are looking for a pickup in economic activity by mid-year. The Fed appears willing to ease further if necessary, and the fiscal stimulus engendered by recent and future tax cuts should boost economic results in the year ahead. We anticipate gains in the market overall, and we are bullish about the prospects for the equity income sectors in which we invest. However, because of the sharp recovery in most markets during the fourth quarter, the gains are likely to be modest until the corporate earnings environment comes into better focus later in 2002.

T. Rowe Price Associates, Inc.

                      T. ROWE PRICE EQUITY INCOME PORTFOLIO

                              PORTFOLIO HIGHLIGHTS

                                DECEMBER 31, 2001

                HYPOTHETICAL ILLUSTRATION OF $10,000 INVESTED IN

                      T. ROWE PRICE EQUITY INCOME PORTFOLIO

                                       VS.

                 S&P 500 INDEX AND LIPPER VA EQUITY INCOME INDEX

                 (i) January 3, 1995 through December 31, 2001

                 (ii)


[GRAPH]

The S&P 500 Index is an index composed of 500 widely held common stocks listed on the New York Stock Exchange and over-the-counter market.

The Lipper VA Equity Income Index measures the total returns earned by 10 variable annuities investing in equity income funds.

Index information is available at month-end only; therefore, the closest month end to inception dated of the Portfolio has been used.

NOTE: The performance shown represents past performance and is not a guarantee of future results. The Portfolio's share price and investment return will vary with market conditions, and the principal value of shares, when redeemed, may be more or less than original cost. The graph above does not reflect separate account expenses for the variable annuity.

Average Annual Total Return*
         T. Rowe Price Equity Income Portfolio
         Year Ended 12/31/01                                             2.17%
         Five Years Ended 12/31/01                                        10.63%
         Inception (01/03/95) through 12/31/01                            14.58%



*Assumes reinvestment of all dividends and distributions.

                                     PART B

                      AEGON/Transamerica Series Fund, Inc.


                       Statement of Additional Information

                                 _________, 2003

Acquisition of the Assets and Liabilities of         By and in Exchange for Shares of
T. Rowe Price Dividend Growth (the "Acquired Fund")  T. Rowe Price Equity Income (the "Acquiring Fund")
570 Carillon Parkway                                 570 Carillon Parkway
St. Petersburg, FL  33716                            St. Petersburg, FL  33716


This Statement of Additional Information is available to the Shareholders of T. Rowe Price Dividend Growth (Acquired Fund) in connection with a proposed transaction whereby all of the assets and liabilities of T. Rowe Price Dividend Growth (Acquired Fund) will be transferred to Acquiring Fund in exchange for shares of T. Rowe Price Equity Income (Acquiring Fund).


This Statement of Additional Information of the Acquiring Fund consists of this cover page and the following documents, each of which was filed electronically with the Securities and Exchange Commission and is incorporated by reference herein:

         1.       The Statement of Additional Information for ATSF dated May 1,
                  2002.

         2. The Financial Statements of Acquired Fund as included in the ATSF's Annual Report filed on Form N-30(d) for the year ended December 31, 2001, Registration No. 2-59353 (filed February 26, 2002).

         3. The Financial Statements of Acquiring Fund as included in the Endeavor Series Trust's Annual Report filed on Form N-30(d) for the year ended December 31, 2001, Registration No. _________(filed March 5, 2002).


         4. The Financial Statements of Acquired Fund and Acquiring Fund as included in the AEGON/Transamerica Series Fund, Inc. Semi-Annual Report (filed on Form N-30(d) for the six-month period ended June 30, 2002, Registration No. ___ (filed August 26,
                  2002).


This Statement of Additional Information is not a prospectus. A Prospectus/Proxy Statement dated _____, 2003 relating to the reorganization of Acquired Fund may be obtained, without charge, by writing to AEGON/Transamerica Series Fund, Inc. at 570 Carillon Parkway, St. Petersburg, Florida, 33716, or calling (800) 851-9777. This Statement of Additional Information should be read in conjunction with the Prospectus/Proxy Statement. You may also obtain a copy of AEGON/Transamerica Annual and Senior Annual Reports, without charge, by writing or calling the above.

The following tables set forth the unaudited pro forma statements of assets and liabilities and unaudited pro forma statements of operations of the Funds as of and for the year ended June 30, 2002 and as adjusted to give effect to the reorganization.


AEGON/TRANSAMERICA SERIES FUND, INC.
PRO FORMA SCHEDULE OF INVESTMENTS
AT JUNE 30, 2002

(UNAUDITED)                                                T. ROWE PRICE             T. ROWE PRICE
                                                           EQUITY INCOME            DIVIDEND GROWTH         PRO FORMA PORTFOLIO
                                                           -------------            ---------------         -------------------
                                                      NUMBER OF        MARKET     NUMBER OF      MARKET     NUMBER OF      MARKET
                                                       SHARES          VALUE        SHARES       VALUE       SHARES        VALUE
                                                       ------          -----        ------       -----       ------        -----
CONVERTIBLE PREFERRED STOCKS

               AUTOMOTIVE

            Ford Motor Company Capital Trust II           16,000  $         900        2,500   $      141        18,500  $     1,041

               COMMUNICATIONS EQUIPMENT

            Lucent Technologies Inc.                      18,100            878            -            -        18,100          878
            Lucent Technologies Inc. - 144A (c)            1,550             75            -            -         1,550           75
                                                                  -------------                ----------                   --------

            Total Convertible Preferred Stocks                            1,853                       141                      1,994
                                                                  -------------                ----------                   --------


COMMON STOCKS

               AEROSPACE

            Lockheed Martin Corporation                   37,700          2,620            -            -        37,700        2,620

               AMUSEMENT & RECREATION SERVICES

            Disney (Walt) Company (The)                  208,100          3,933       30,200          571       238,300        4,504

               APPAREL & ACCESSORY STORES

            Gap, Inc. (The) (b)                                -              -       12,200          173        12,200          173
            Nordstrom, Inc. (b)                                -              -       18,000          408        18,000          408

               AUTOMOTIVE

            Ford Motor Company                           115,900          1,854            -            -       115,900        1,854
            Honeywell International Inc.                 176,300          6,211       15,600          550       191,900        6,761
            TRW Inc.                                      12,500            712            -            -        12,500          712

               BEVERAGES

            Brown-Forman Corporation - Class B            42,900          2,960            -            -        42,900        2,960
            PepsiCo, Inc.                                      -              -       17,940          865        17,940          865

               BUSINESS SERVICES

            First Data Corporation                             -              -       27,800        1,034        27,800        1,034
            Moody's Corporation                           40,900          2,035                                  40,900        2,035
            Omnicom Group, Inc.                                -              -       10,300          472        10,300          472

               CHEMICALS & ALLIED PRODUCTS

            Clorox Company (The)                          52,400          2,167            -            -        52,400        2,167
            Colgate-Palmolive Company                          -              -        4,900          245         4,900          245
            Dow Chemical Company (The)                    83,200          2,860       12,800          440        96,000        3,300
            du Pont (E.I.) de Nemours and Company         90,600          4,023            -            -        90,600        4,023
            Ecolab Inc.                                        -              -        8,500          393         8,500          393
            Great Lakes Chemical Corporation              80,400          2,130            -            -        80,400        2,130
            Hercules Incorporated (a)                    127,900          1,484            -            -       127,900        1,484
            International Flavors & Fragrances Inc.       81,900          2,661            -            -        81,900        2,661
                                                               -              -       12,400          436        12,400          436
            Pharmacia Corporation                              -              -       17,075          639        17,075          639
            Potash Corporation of Saskatchewan Inc. (b)        -              -        3,000          200         3,000          200
            Procter & Gamble Company (The)                25,100          2,241            -            -        25,100        2,241

               COMMERCIAL BANKS

            Bank of America Corporation (b)               46,800          3,293            -            -        46,800        3,293
            Bank of New York Company, Inc. (The)               -              -       18,200          614        18,200          614
            Bank One Corporation                         127,982          4,925            -            -       127,982        4,925
            Citigroup Inc.                                72,197          2,798       40,662        1,577       112,859        4,375
            Fifth Third Bancorp                                -              -        5,400          360         5,400          360
            FleetBoston Financial Corporation            136,558          4,418       19,500          631       156,058        5,049
            Mellon Financial Corporation                       -              -       21,580          678        21,580          678
            Mercantile Bankshares Corporation             50,600          2,076            -            -        50,600        2,076
            Morgan Chase & Co. (J.P.)                    102,230          3,468            -            -       102,230        3,468
            National City Corporation                     61,400          2,042            -            -        61,400        2,042
            Northern Trust Corporation                         -              -        7,800          344         7,800          344
            State Street Corporation                           -              -        3,000          134         3,000          134
            U.S. Bancorp                                       -              -       25,600          598        25,600          598
            Wells Fargo & Company                         56,630          2,835       12,390          620        69,020        3,455

               COMMUNICATION

            Certegy Inc. (a)                                   -              -        8,950          332         8,950          332
            Viacom, Inc. - Class B (a)                         -              -       15,400          683        15,400          683

               COMMUNICATIONS EQUIPMENT

            Corning Incorporated (a)                      89,500            318            -            -        89,500         318
            Lucent Technologies Inc. (a) (b)             334,400            555            -            -       334,400          555
            Motorola, Inc.                               195,400          2,818       15,600          225       211,000        3,043
            Nokia Oyj - ADR                                    -              -       16,200          235        16,200          235
            Rockwell Collins, Inc.                       138,700          3,803            -            -       138,700        3,803


               COMPUTER & DATA PROCESSING SERVICES

            Adobe Systems Incorporated                         -              -        8,000          228         8,000          228
            AOL Time Warner Inc. (a)                     221,300          3,255       16,300          240       237,600        3,495
            Automatic Data Processing, Inc.                    -              -       12,600          549        12,600          549
            Henry (Jack) & Associates, Inc.                    -              -       12,600          210        12,600          210
            Microsoft Corporation (a)                     43,000          2,352       13,000          711        56,000        3,063

               COMPUTER & OFFICE EQUIPMENT

            Cisco Systems, Inc. (a)                            -              -       18,200          254        18,200          254
            Dell Computer Corporation (a)                      -              -       11,200          293        11,200          293
            Hewlett-Packard Company                      214,338          3,275       14,547          222       228,885        3,497
            Xerox Corporation (a) (b)                     62,600            436            -            -        62,600          436

               DEPARTMENT STORES

            J.C. Penney Company, Inc.                     30,800            678            -            -        30,800          678
            May Department Stores Company (The)           85,650          2,820            -            -        85,650        2,820

               DRUG STORES & PROPRIETARY STORES

            Walgreen Co.                                       -              -       19,900          769        19,900          769

               ELECTRIC SERVICES

            Constellation Energy Group, Inc.             128,900          3,782            -            -        128,900       3,782
            Duke Energy Corporation (b)                   98,500          3,063            -            -         98,500       3,063
            FirstEnergy Corp.                             57,450          1,918            -            -         57,450       1,918
            TECO Energy, Inc. (b)                              -              -       13,700          339         13,700         339

               ELECTRIC, GAS & SANITARY SERVICES

            Exelon Corporation                            43,162          2,257            -            -         43,162       2,257
            NiSource Inc.                                121,600          2,655       10,900          238        132,500       2,893


               ELECTRONIC & OTHER ELECTRIC EQUIPMENT

            Cooper Industries, Inc. - Class A            107,507          4,225            -            -        107,507       4,225
            Eaton Corporation (b)                         22,600          1,644            -            -         22,600       1,644
            Emerson Electric Co.                          18,600            995            -            -         18,600         995
            General Electric Company                     181,200          5,264       25,650          745        206,850       6,009
            Hubbell Incorporated - Class B                60,500          2,066            -            -        60,500        2,066

               ELECTRONIC COMPONENTS & ACCESSORIES

            Agere Systems Inc. (a)                       233,465            327            -            -       233,465          327
            Agere Systems Inc. - Class B (a)              75,241            113            -            -        75,241          113
            Celestica Inc. (U.S.) (a)                          -              -        6,800          154         6,800          154
            Jabil Circuit, Inc. (a) (b)                        -              -       13,900          293        13,900          293
            Linear Technology Corporation                      -              -       10,500          330        10,500          330
            Molex Incorporated - Class A                       -              -       17,300          475        17,300          475
            Texas Instruments Incorporated                95,400          2,261       12,400          294       107,800        2,555
            Tyco International Ltd.                            -              -       12,000          162        12,000          162

               ENVIRONMENTAL SERVICES

            Waste Management, Inc.                                        3,831       18,500          482                      4,313
                                                         147,062                                                165,562

               FABRICATED METAL PRODUCTS

            Fortune Brands, Inc.                          72,100          4,038            -            -        72,100        4,038
            Gillette Company (The)                        93,200          3,157            -            -        93,200        3,157

               FOOD & KINDRED PRODUCTS

            Campbell Soup Company                         77,800          2,152            -            -        77,800        2,152
            General Mills, Inc.                           55,500          2,446       13,500          595        69,000        3,041
            Hershey Foods Corporation                     38,100          2,381            -            -        38,100        2,381
            Kellogg Company                               33,300          1,194            -            -        33,300        1,194
            McCormick & Company, Incorporated             37,300            960       19,900          512        57,200        1,472

               FOOD STORES

            Koninklijke Ahold NV                               -              -       12,700          267        12,700          267

               GAS PRODUCTION & DISTRIBUTION

            El Paso Corporation                          102,200          2,106        7,800          161       110,000        2,267

               HEALTH SERVICES

            HCA Inc.                                           -              -        8,800          418         8,800          418

               HOLDING & OTHER INVESTMENT OFFICES

            Archstone-Smith Trust                              -              -       23,200          619        23,200          619
            Cousins Properties Incorporated                    -              -       26,190          648        26,190          648
            Duke-Weeks Realty Corporation                      -              -       21,041          609        21,041          609
            Reckson Associates Realty Corp. (b)                -              -       18,920          471        18,920          471
            Simon Property Group, Inc. (b)                84,832          3,125                                  84,832        3,125
            Vornado Realty Trust                               -              -       17,300          799        17,300          799

               HOTELS & OTHER LODGING PLACES

            Hilton Hotels Corporation                    176,100          2,448            -            -       176,100        2,448
            Starwood Hotels & Resorts Worldwide, Inc.    117,626          3,869       19,900          655       137,526        4,524
                                                               -              -
               INDUSTRIAL MACHINERY & EQUIPMENT

            Applied Materials, Inc. (a)                        -              -       11,400          217        11,400          217
            Baker Hughes Incorporated                     34,300          1,142       16,500          549        50,800        1,691
            Black & Decker Corporation (The)              32,700          1,576            -            -        32,700        1,576
            Dover Corporation                                  -              -       13,400          469        13,400          469
            Nordson Corporation                                -              -       15,100          372        15,100          372
            Pall Corporation                             140,200          2,909       23,700          492       163,900        3,401

               INSTRUMENTS & RELATED PRODUCTS

            Danaher Corporation (b)                            -              -        4,600          305         4,600          305
            Eastman Kodak Company (b)                    101,700          2,967            -            -       101,700        2,967
            Raytheon Company                              55,500          2,262            -            -        55,500        2,262
            Rockwell International Corporation            90,500          1,808            -            -        90,500        1,808

               INSURANCE

            ACE Limited                                        -              -           10          313            10          313
            American International Group, Inc.            41,183          2,810       11,769          803        52,952        3,613
            Aon Corporation                               60,100          1,772            -            -        60,100        1,772
            Chubb Corporation                             49,900          3,533            -            -        49,900        3,533
            CIGNA Corporation                                  -              -        9,700          945         9,700          945
            Mercury General Corporation (b)                    -              -       10,100          490        10,100          490
            Principal Financial Group, Inc. (a)                -              -        6,800          211         6,800          211
            SAFECO Corporation                           119,900          3,704            -            -       119,900        3,704

        St. Paul Companies, Inc. (The) (b)                40,274          1,567            -            -        40,274        1,567
        UnumProvident Corporation                        148,800          3,787            -            -       148,800        3,787
        XL Capital Ltd. - Class A (b)                          -              -       12,900        1,093        12,900        1,093


           INSURANCE AGENTS, BROKERS  & SERVICE

        Hartford Financial Services Group, Inc. (The)          -              -        7,200          428         7,200          428
        Marsh & McLennan Companies, Inc.                       -              -        5,270          509         5,270          509

           LIFE INSURANCE

        Lincoln National Corporation                      30,500          1,281            -            -        30,500        1,281
        Prudential Financial, Inc. (a)                    34,800          1,161            -            -        34,800        1,161

           LUMBER & OTHER BUILDING MATERIALS

        Home Depot, Inc. (The)                                 -              -       12,100          444        12,100          444

           LUMBER & WOOD PRODUCTS

        Masco Corporation (b)                                  -              -       32,100          870        32,100          870

           MANAGEMENT SERVICES

        Paychex, Inc.                                          -              -        8,400          263         8,400          263

           MANUFACTURING INDUSTRIES

        Hasbro Inc.                                      162,500          2,204       22,850          310       185,350        2,514
        Mattel, Inc.                                           -              -       16,100          339        16,100          339

           MEDICAL INSTRUMENTS & SUPPLIES

        Becton, Dickinson and Company                     59,000          2,033            -            -        59,000        2,033
        Teleflex Incorporated                                  -              -        6,600          377         6,600          377

           MOTOR VEHICLES, PARTS & SUPPLIES

        Genuine Parts Company                             95,050          3,314            -            -        95,050        3,314

           OIL & GAS EXTRACTION

        Diamond Offshore Drilling, Inc. (b)                    -              -       12,100          345        12,100          345
        Total Fina Elf SA - ADR (b)                            -              -        4,500          364         4,500          364
        Unocal Corporation                               101,400          3,746            -            -       101,400        3,746

           PAPER & ALLIED PRODUCTS

        3M Company                                        31,400          3,862            -            -        31,400        3,862
        International Paper Company                      116,793          5,090            -            -       116,793        5,090
        Kimberly-Clark Corporation                        33,100          2,052        7,400          459        40,500        2,511
        MeadWestvaco Corporation                          32,800          1,101            -            -        32,800        1,101

           PETROLEUM REFINING

        Amerada Hess Corporation                          54,800          4,521        8,330          687        63,130        5,208
        BP PLC - ADR                                     123,574          6,239       14,500          732       138,074        6,971
        ChevronTexaco Corporation                         94,722          8,383       10,853          960       105,575        9,343

        Exxon Mobil Corporation                          216,222          8,847       35,116        1,437       251,338       10,284
        Marathon Oil Corporation                          63,100          1,711            -            -        63,100        1,711
        Royal Dutch Petroleum Company -NY
        Registered Shares                                69,000           3,814            -            -        69,000        3,814

           PHARMACEUTICALS

        Abbott Laboratories                               41,500          1,562       16,900          636        58,400        2,198
        Bristol-Myers Squibb Co.                         199,500          5,127       14,300          368       213,800        5,495
        Johnson & Johnson                                      -              -        9,400          491         9,400          491
        Lilly (Eli) and Company                                -              -        3,600          203         3,600          203
        Merck & Co., Inc.                                131,500          6,659        4,900          248       136,400        6,907

        Pfizer Inc.                                            -              -       47,040        1,647        47,040        1,647
        Schering-Plough Corporation                      188,500          4,637       17,900          440       206,400        5,077
        Wyeth                                             59,900          3,067       25,500        1,306        85,400        4,373

           PRINTING & PUBLISHING

        Donnelley (R.R.) & Sons Company                   66,700          1,838            -            -        66,700        1,838
        Dow Jones & Company, Inc. (b)                     81,400          3,944            -            -        81,400        3,944
        Knight-Ridder, Inc.                               64,100          4,035            -            -        64,100        4,035

            McGraw-Hill Companies, Inc. (The)                  -              -        8,300          496         8,300          496
            Meredith  Corporation                              -              -        4,200          161         4,200          161
            Reader's Digest Association, Inc. (The)
            - Class A                                     96,800          1,813            -            -        96,800        1,813

               RAILROADS

            Norfolk Southern Corporation                 139,400          3,259            -            -       139,400        3,259
            Union Pacific Corporation                     85,500          5,410       11,100          702        96,600        6,112


               REAL ESTATE

            Rouse Company (The)                           27,600            911            -            -        27,600          911

               RESEARCH & TESTING SERVICES

            D&B (a)                                       43,750          1,446            -            -        43,750        1,446

               RESTAURANTS

            McDonald's Corporation                       115,400          3,283       12,300          350       127,700        3,633


               RETAIL TRADE

            Toys "R" Us, Inc. (a) (b)                    166,900          2,916            -            -       166,900        2,916


               RUBBER & MISC. PLASTIC PRODUCTS

            Armstrong Holdings, Inc. (a) (b)              24,000             43            -            -        24,000           43

               SECURITY & COMMODITY BROKERS

            American Express Company                     101,800          3,697       12,300          447       114,100        4,144
            Morgan Stanley Dean Witter & Co.                   -              -        9,300          401         9,300          401
            Waddell & Reed Financial, Inc. - Class A           -              -       34,510          791        34,510          791

               TELECOMMUNICATIONS

            ALLTEL Corporation                            70,700          3,323        9,900          465        80,600        3,788
            AT&T Corp.                                   376,650          4,030       24,000          257       400,650        4,287
            BellSouth Corporation                        117,900          3,714            -            -       117,900        3,714
            Qwest Communications International Inc.(a)   558,600          1,564            -            -       558,600        1,564
            SBC Communications Inc.                      133,374          4,068       18,800          573       152,174        4,641
            Sprint Corporation (FON Group)               166,500          1,767            -            -       166,500        1,767
            Verizon Communications, Inc.                 129,794          5,211       18,948          761       148,742        5,972
            Vodafone Group PLC - ADR (b)                       -              -       47,900          654        47,900          654

               TOBACCO PRODUCTS

            Philip Morris Companies Inc.                  40,700          1,778       20,900          913        61,600        2,691
            UST Inc.                                      86,500          2,941            -            -        86,500        2,941

               TRANSPORTATION & PUBLIC UTILITIES

            C.H. Robinson Worldwide, Inc.                      -              -        3,800          127         3,800          127
            Expeditors International of Washington,
            Inc.                                               -              -        8,800          292         8,800          292

               TRANSPORTATION EQUIPMENT

            General Dynamics Corporation                       -              -          900           96           900           96

               TRUCKING & WAREHOUSING

            United Parcel Service, Inc. - Class B              -              -        6,400          395         6,400          395

               U.S. GOVERNMENT AGENCIES

            Fannie Mae                                    44,900          3,311        8,800          649        53,700        3,960
            Freddie Mac                                        -              -       23,300        1,426        23,300        1,426

               VARIETY STORES

            Family Dollar Stores, Inc.                         -              -       31,330        1,104        31,330        1,104
            Target Corporation                                 -              -       27,400        1,044        27,400        1,044

               WHOLESALE TRADE NONDURABLE GOODS


            SYSCO Corporation                                  -              -       14,400          392        14,400          392
                                                                  -------------                ----------                   --------

            Total Common Stocks                                         320,883                    58,817                    379,700
                                                                  -------------                ----------                   --------
MUTUAL FUNDS - OPEN END

            Reserve Investment Fund

               1.81%, due 04/26/2003                  12,768,405         12,768            -            -    12,768,405       12,768
               1.81%, due 05/02/2003                      25,495             25            -            -        25,495           25
               1.81%, due 06/01/2003                      24,519             25            -            -        24,519           25
                                                                  -------------                ----------                   --------
            Total Mutual Funds - Open End                                12,818                         -                     12,818
                                                                  -------------                ----------                   --------

            Total Investment Securities                           $     335,554                $   58,958                   $394,512
                                                                  =============                ==========                   ========


SUMMARY:

            Investments, at market value                 100.13%  $     335,554        99.27%  $   58,958       100.00%     $394,512
            Other assets / (liabilities)                  -0.13%           (421)        0.73%         436         0.00%           15
                                                         ------   -------------       ------   ----------       ------      --------
            Net assets                                   100.00%  $     335,133       100.00%  $   59,394       100.00%     $394,527
                                                         ======   =============       ======   ==========       ======      ========


NOTES TO SCHEDULE OF INVESTMENTS:

(a) No dividends were paid during the preceding twelve months.


(b)         At June 30, 2002, all or a portion of this security is on loan (see
            Note 1). The market value at June 30, 2002 of all securities on loan is $23,563. Cash collateral for securities on loan shown in the Statement of Assets and Liabilities are invested in the following:




                                                                                        T. Rowe Price
                                                            T. Rowe Price                  Dividend              Pro-forma
                                                            Equity Income                   Growth               Portfolio
                                                            -------------               -------------          -----------
            Bank Notes                                      $       5,727               $       1,814          $     7,541
            Commercial Paper                                        1,599                         466                2,085
            Eurodollar Term Note                                      114                          35                  149
            Master Notes                                                -                           -                    -
            Money Market Funds                                      4,173                       1,267                5,440
            Tri-Party Corporate                                     9,242                       2,730               11,972

                                                            -------------               -------------          -----------
                                                            $      20,855               $       6,332          $    27,187
                                                            =============               =============          ===========




(c) Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities may be resold as transactions exempt from registration, normally to qualified institutional buyers.


DEFINITIONS:


ADR                      American Depositary Receipt

Amounts shown as "-" represent amounts that are zero of those that round to less than $1,000.

AEGON/TRANSAMERICA SERIES FUND, INC.
PRO FORMA STATEMENT OF ASSETS AND LIABILITIES
AT JUNE 30, 2002
ALL AMOUNTS (EXCEPT SHARE AMOUNTS) IN THOUSANDS
(UNAUDITED)

                                                                     T. Rowe Price                    Consolidated
                                                      T. Rowe Price    Dividend                         Pro Forma
                                                      Equity Income     Growth        Adjustments       Portfolio
                                                      -------------  -------------    -----------     ------------
ASSETS:

    Investments in securities, at cost                  $ 346,576      $  64,093       $    --          $ 410,669
                                                        =========      =========       =======          =========
    Foreign cash, at cost                               $      --      $      --       $    --          $      --
                                                        =========      =========       =======          =========

    Investments in securities, at market value          $ 335,554      $  58,958       $    --          $ 394,512
    Cash                                                       68            395            --                463
    Foreign cash                                               --             --            --                 --
    Collateral for securities on loan                      20,855          6,332            --             27,187
    Receivables:
         Securities sold                                    1,281            221            --              1,502
         Interest                                              29              3            --                 32
         Dividends                                            737             90            --                827
         Dividend reclaims receivable                          --              1            --                  1
         Foreign currency contracts                            --             --            --                 --
         Other                                                 32             15            --                 47
                                                        ---------      ---------       -------          ---------
              Total assets                                358,556         66,015            --            424,571
                                                        ---------      ---------       -------          ---------

Liabilities:

    Securities purchased                                    2,295            225            --              2,520
    Accounts payable and accrued liabilities:
         Investment advisory fees                             221             45            --                266
         Due to custodian                                      --             --            --                 --
         Dividends to shareholders                             --             --            --                 --
         Deposits for securities on loan                   20,855          6,332            --             27,187
         Foreign currency contracts                            --             --            --                 --
         Other accrued liabilities                             52             19            --                 71
                                                        ---------      ---------       -------          ---------
              Total liabilities                            23,423          6,621            --             30,044
                                                        ---------      ---------       -------          ---------

Net assets                                              $ 335,133      $  59,394       $    --          $ 394,527
                                                        =========      =========       =======          =========

Net Assets Consists of:

    Capital stock shares authorized                        50,000         50,000            --             50,000
                                                        =========      =========       =======          =========

    Capital stock ($ .01 par value)                     $     192      $      68       $   (34)(a)      $     226
    Additional paid-in capital                            326,899         65,026            34 (a)        391,959
    Accumulated net investment income (loss)                5,982            530            --              6,512
    Accumulated net realized gain (loss) on
         investment securities and foreign currency
         transactions                                      13,082         (1,095)           --             11,987
    Net unrealized appreciation (depreciation) on:
         Investment securities                            (11,022)        (5,135)           --            (16,157)
         Foreign currency transactions                         --             --            --                 --
                                                        ---------      ---------       -------          ---------
    Net assets applicable to outstanding shares of
         capital                                        $ 335,133      $  59,394       $    --          $ 394,527
                                                        =========      =========       =======          =========
    Shares outstanding                                     19,199          6,751        (3,348)(a)          22,602
                                                        =========      =========       =======          =========

                                                                     T. Rowe Price                    Consolidated
                                                      T. Rowe Price    Dividend                         Pro Forma
                                                      Equity Income     Growth        Adjustments       Portfolio
                                                      -------------  -------------    -----------     ------------
                                                        =========      =========       =======          =========
    Net asset value and offering price per share        $   17.46     $    8.80                         $   17.46
                                                        =========      =========       =======          =========

Amounts shown as " - " represent amounts that are zero or those that round to less than $1,000.

The notes to the pro-forma financial statements are an integral part of this report.

AEGON/TRANSAMERICA SERIES FUND, INC.
PRO FORMA STATEMENT OF OPERATIONS
TWELVE-MONTHS ENDED JUNE 30, 2002
(ALL AMOUNTS IN THOUSANDS)
(UNAUDITED)


                                            T. Rowe       T. Rowe
                                             Price         Price                        Consolidated
                                             Equity       Dividend                       Pro Forma
                                             Income        Growth      Adjustments       Portfolio
                                            --------      --------     -----------      ------------
   INVESTMENT INCOME:

       Interest                             $    368      $     31      $     --         $    399
       Dividends                               6,314           877            --            7,191
       Income from Securities Lending              7             6            --               13
       Foreign tax withheld                       (8)           (5)           --              (13)
                                            --------      --------      --------         --------
 Total investment income                       6,681           909            --            7,590
                                            --------      --------      --------         --------


   EXPENSES:

       Investment advisory fees                2,339           442           (49)(b)        2,732
       Printing and shareholder reports           28            23            --               51
       Custody fees                               37            51            74(c)           162
       Administrative service fees                96             6           (36)(d)           66
       Marketing fees paid indirectly              2            --            (2)(e)           --
       Legal fees                                  6             2            --                8
       Auditing and accounting fees               36            11           (22)(f)           25
       Directors fees                             41             2           (30)(g)           13
       Other fees                                 30             2            --               32
                                            --------      --------      --------         --------
 Total expenses                                2,615           539           (65)           3,089

      Less:
 Advisory fee waiver and expense
   reimbursement                                   1            47           (48)(h)           --
 Fees paid indirectly                              2            --            (2)(e)           --
                                            --------      --------      --------         --------
    Net expenses                               2,612           492           (15)           3,089
                                            --------      --------      --------         --------

       Net investment income (loss)            4,069           417            15            4,501
                                            --------      --------      --------         --------

   REALIZED AND UNREALIZED GAIN (LOSS):

       Net realized gain (loss) on:

  Investment securities                       10,125          (457)           --            9,668
  Foreign currency transactions                   --            (2)           --               (2)
                                            --------      --------      --------         --------

     Total net realized gain (loss)           10,125          (459)           --            9,666
                                            --------      --------      --------         --------

      Change in unrealized appreciation
       (depreciation) on:

  Investment securities                      (29,191)       (6,033)           --          (35,224)
  Foreign currency transactions                   --            --            --               --
                                            --------      --------      --------         --------

     Total change in unrealized
       appreciation (depreciation)           (29,191)       (6,033)           --          (35,224)
                                            --------      --------      --------         --------

      Net gain (loss) on investment
        securities and foreign
        currency transactions                (19,066)       (6,492)           --          (25,558)
                                            --------      --------      --------         --------

                                            T. Rowe       T. Rowe
                                             Price         Price                        Consolidated
                                             Equity       Dividend                       Pro Forma
                                             Income        Growth      Adjustments       Portfolio
                                            --------      --------     -----------      ------------
  Net increase (decrease) in net assets
    resulting from operations               $(14,997)     $ (6,075)     $     15         $(21,057)
                                            ========      ========      ========         ========


Amounts shown as " - " represent amounts that are zero or those that round to less than $1,000.

The notes to the pro-forma financial statements are an integral part of this report.

REORGANIZATION BETWEEN T. ROWE PRICE DIVIDEND GROWTH AND T. ROWE PRICE EQUITY INCOME


PRO FORMA NOTES TO THE FINANCIAL STATEMENTS

At June 30, 2002
(all amounts in thousands)
(unaudited)


NOTE 1 - GENERAL

The accompanying unaudited pro forma financial statements are presented to show the effect of the proposed transfer of substantially all of the assets of the T. Rowe Price Dividend Growth portfolio (the "Portfolio") to the T. Rowe Price Equity Income portfolio (the "Acquiring Portfolio") in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of substantially all of the liabilities of the Portfolio as described elsewhere in this proxy statement/prospectus.

The "Pro Forma Portfolio" as identified in these financial statements represents the combined portfolio after the merger, with the Acquiring Portfolio treated as the accounting survivor for financial reporting purposes. Management believes the Acquiring Portfolio to be the accounting survivor because this portfolio's investment objective/style, fee and expense structure, and sub-advisor/portfolio manager would all remain in tact with the combined portfolio.

Under the terms of the Agreement and Plan of Reorganization, the exchange of assets of the Portfolio for shares of the Acquiring Portfolio will be treated as a tax-free reorganization and accordingly will be accounted for as a tax-free reorganization. The acquisition would be accomplished by an acquisition of the net assets of the Portfolio in exchange for shares of the Acquiring Portfolio at net asset value. The unaudited pro forma Schedule of Investments and the unaudited Pro Forma Statement of Assets and Liabilities have been prepared as though the acquisition had been effective on June 30, 2002. The unaudited pro forma Statement of Operations has been prepared as though the acquisition had been effective July 1, 2001 to report operations for the twelve months ended June 30, 2002.

The accompanying pro forma financial statements should be read in conjunction with the financial statements and portfolio of investments of the Portfolio and the Acquiring Portfolio, which are included in their respective semi-annual reports dated June 30, 2002.

NOTE 2 - PRO FORMA ADJUSTMENTS

The Pro Forma adjustments below reflect the impact of the merger.

(a) To adjust shares outstanding of the Pro Forma Portfolio based on combining the Portfolio at the Acquiring Portfolio's net asset value.

(b) To restate advisory fees for the Portfolio at 0.80% of average daily net assets from the current advisory fee of 0.90% of average daily net assets.

(c) To increase Custody fees for the Pro Forma Portfolio. Total Custody fees for the Acquiring Portfolio pertains only to the custody of assets. Custody fees for the Portfolio and Pro Forma Portfolio includes both the cost of custody of assets and fund accounting; therefore, an increase in total Custody fees is necessary to account for the cost of both activities.

(d)   To remove duplicate Administrative service fees.

(e) To remove Marketing fees paid indirectly and Fees paid indirectly which the Pro Forma Portfolio would not incur.

(f)   To remove duplicate Auditing and accounting fees.

(g)   To remove duplicate Directors fees.

(h) To remove Advisory fee waiver and expense reimbursements which the Pro Forma Portfolio would not incur.

No adjustments have been made to investments owned on the Schedules of Investments as the investments of the Pro Forma Portfolio are suitable and do not violate the investment objectives of the Acquiring Portfolio.

NOTE 3 - INVESTMENT ADVISORY AND OTHER TRANSACTIONS

AEGON/Transamerica Fund Advisers, Inc. ("AEGON/Transamerica Advisers") is the investment adviser for the Acquiring Portfolio. AEGON/Transamerica Fund Services, Inc. ("AEGON/Transamerica Services") provides the Acquiring Portfolio with administrative and transfer agency services. AFSG Securities Corporation ("AFSG") is the Acquiring Portfolio's distributor. AEGON/Transamerica Advisers and AEGON/Transamerica Services are wholly owned subsidiaries of Western Reserve Life Assurance Co. of Ohio ("WRL"). WRL is an indirect wholly owned subsidiary of AEGON NV, a Netherlands corporation. AFSG is an affiliate of AEGON/Transamerica Advisers.

INVESTMENT ADVISORY FEES

The Acquiring Portfolio pays advisory fees at the following annual rate to AEGON/Transamerica Advisers as a percentage of the average daily net assets of the Acquiring Portfolio. AEGON/Transamerica Advisers currently voluntarily waives its advisory fees to the extent the Acquiring Portfolio's normal operating expenses exceed the stated annual limit.

ADVISORY FEE              EXPENSE LIMIT
------------              -------------
   0.80%                       0.88%

                                     PART C

                                OTHER INFORMATION

ITEM 15. INDEMNIFICATION

A policy of insurance covering ATFA, its subsidiaries, AFSG and all of the registered investment companies advised by ATFA insures the Registrant's directors and officers and others against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties.

Article VI of the Registrant's By-Laws provides in relevant part as follows:

      Each director, officer, or employee (and his heirs, executors and administrators) shall be indemnified by the Corporation against all liability and expense incurred by reason of the fact that he is or was a director, officer or employee of the corporation, to the full extent and in any manner permitted by Maryland law, as in effect at any time, provided that nothing herein shall be construed to protect any director, officer or employee against any liability to the corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct"). No indemnification of a director, officer or employee shall be made pursuant to the preceding sentence unless there has been (a) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified ("indemnity") was not liable by reason of disabling conduct or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnity was not liable by reason of disabling conduct by (i) the vote of a majority of a quorum of directors who are neither "interested persons" of the corporation, as defined in Section 2(a)(19) of the Investment Company Act of 1940, nor parties to the proceeding ("non-interested, non-party directors"), or (ii) an independent legal counsel in a written opinion. Reasonable expenses incurred by each such director, officer or employee may be paid by the corporation in advance of the final disposition of any proceeding to which such person is a party, to the full extent and under the circumstances permitted by Maryland law, provided that such person undertakes to repay the advance unless it is ultimately determined that he is entitled to indemnification and either (i) he provides security for his undertaking, (ii) the corporation is insured against losses by reason of any lawful advances or (iii) a majority of a quorum of the non-interested, non-party directors, or an independent legal counsel in a written opinion, determines, based on a review of readily available facts, and there is reason to believe that such person ultimately will be found entitled to indemnification. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Article VI.

Item 16.   Exhibits

(1) Articles of Incorporation and all amendments are incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post Effective Amendment No. 23 as filed with the SEC on April 19, 1996.

(2) Bylaws are incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 25 as filed with the SEC on October 17, 1996.

(3)   Not Applicable

(4) Agreement and Plan of Reorganization is filed herewith as Appendix A to the Proxy Statement/Prospectus.

(5)   See Exhibits 1 and 2


(6) Investment Advisory Agreement incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 45 as filed with the SEC on May 1, 2001.


(7) Distribution Agreement is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 36 as filed with the SEC on April 27, 1999.

(8) Directors' Deferred Compensation Plan is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File No. 33-507), Post-Effective Amendment No. 23 as filed with the SEC on April 19, 1996.

(9) Form of Custodian Agreement with Investors Bank & Trust Company is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 26 as filed with the SEC on December 26, 1996.

(10) (a) Brokerage Enhancement Plan is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 53 as filed with the SEC on August 16, 2002.
      (b) Distribution Plan is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 29 as filed with the SEC on June 30, 1997.
      (c) Expense Limitation Agreement is incorporated herein by reference to the Registrant's initial Registration Statement on Form N-14 (File 333-102748), as filed with the SEC on January 27, 2003.


(11)  Opinion of Counsel is filed herewith.

(12) Opinion and Consent of Counsel supporting tax matters and consequences (to be filed by amendment).

(13) Administrative Services Agreement is incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File 33-507), Post-Effective Amendment No. 26 as filed with the SEC on December 26, 1996.

(14)  Consent of Independent Certified Public Accountants is filed herewith.

(15)  Not Applicable


(16) Powers of Attorney for the Registrant are incorporated herein by reference to the Registrant's initial Registration Statement on Form N-14 (File 333-102748), as filed with the SEC on January 27, 2003.

(17) (a) Form of Voting Instruction Form is incorporated herein by reference to the Registrant's initial Registration Statement on Form N-14 (File 333-102748), as filed with the SEC on January 27, 2003.
      (b) The Registrant's Annual Report, dated December 31, 2001, and Semi-Annual Report Dated June 30, 2002, are incorporated herein by reference.


Item 17.   Undertakings

1. The undersigned registrant agrees that prior to any public re-offering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act 17 CFR 230.145(c), the re-offering prospectus will contain the information called for by the applicable registration form for re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3. The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the Reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters discussed in this registration statement.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg and State of Florida on the 27 day of February, 2003.


                                            AEGON/TRANSAMERICA SERIES FUND, INC.

                                            By:     /s/ Brian C. Scott
                                                    ----------------------------
                                                    Brian C. Scott*
                                                    President and Chief
                                                    Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


             Signature                          Title                               Date
             ---------                          -----                               ----

/s/ Brian C. Scott
---------------------------      President and Chief Executive Officer        February 27, 2003
Brian C. Scott*

/s/ John R. Kenney
---------------------------             Director and Chairman                 February 27, 2003
John R. Kenney*

/s/ Peter R. Brown
---------------------------           Director and Vice Chairman              February 27, 2003
Peter R. Brown*

/s/ Daniel Calabria
---------------------------                    Director                       February 27, 2003
Daniel Calabria*

/s/ Janice B. Case
---------------------------                    Director                       February 27, 2003
Janice B. Case*

/s/ Charles C. Harris
---------------------------                    Director                       February 27, 2003
Charles C. Harris*

/s/ Leo J. Hill
---------------------------                    Director                       February 27, 2003
Leo J. Hill*

/s/ Russell A. Kimball, Jr.
---------------------------                    Director                       February 27, 2003
Russell A. Kimball, Jr.*

/s/ Larry N. Norman
---------------------------                    Director                       February 27, 2003
Larry N. Norman*

/s/ William W. Short, Jr.
---------------------------                    Director                       February 27, 2003
William W. Short, Jr.*



*/ John K. Carter
as Attorney in Fact

                                  EXHIBIT INDEX


 (11)     Opinion of Counsel
 (14)     Consent of Independent Certified Public Accountants